Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

BETWEEN

TRUGREEN COMPANIES L.L.C.

AND

COMMERCIAL FINANCE SERVICES 110-A, LLC

Dated as of April 21, 2011

i

No Undisclosed Liabilities	31
Insurance	31
No Brokers	31
Employees	31
Related Party Transactions	32
Job Sites and Suppliers	32
Surety Bonds	32

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	32

Organization of Buyer	33
Authority of Buyer; Conflicts	33
No Violation, Litigation or Regulatory Action	34
Financing	34
Investment Intent	34
No Brokers	34

ARTICLE VII ACTION PRIOR TO THE CLOSING DATE	34

Access to Information	34
Notifications	35
Consents of Third Parties; Governmental Approvals	35
Operations Prior to the Closing Date	36

ARTICLE VIII ADDITIONAL AGREEMENTS	38

Tax Matters	38
Employee Matters	42
Securities Laws	46
Director and Officer Indemnification	46
Restrictive Covenants	46
Updates	50
Litigation Support	50
Insurance; Risk of Loss	51
Surety Bonds	52
Co-Located Leased Property and Other Agreements	53
Exclusivity	54

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	55

No Misrepresentation or Breach of Covenants and Warranties	55
No Restraint	55
Governmental Approvals	55
No Material Adverse Effect	55
Closing Deliveries	55

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	56

No Misrepresentation or Breach of Covenants and Warranties	56
No Restraint	56
Governmental Approvals	56
Closing Deliveries	56

ARTICLE XI INDEMNIFICATION	56

Indemnification by Seller	56
Indemnification by Buyer	59
Notice of Claims	60
Determination of Amount	60
Third-Person Claims	61
Limitations	62
Mitigation	63
Setoff	63
Release of Acquired Companies	63

ARTICLE XII TERMINATION	64

Termination	64
Notice of Termination	65
Effect of Termination	65
Specific Performance	65

ARTICLE XIII GENERAL PROVISIONS	65

Survival of Representations and Warranties	65
Governing Law; Waiver of Jury Trial	66
No Public Announcement	66
Notices	67
Assignment; No Third Party Beneficiaries	68
Access to Records after Closing	68
Entire Agreement; Amendments	68
Interpretation	69
Waivers	69
Expenses	69
Partial Invalidity	69
Execution in Counterparts	70
Further Assurances	70
Currency	70
Disclaimer of Warranties	70
Time of the Essence	71
Parent Guarantee	71

List of Schedules

Schedules

1.1	Permitted Encumbrances
1.2	Closing Date Net Working Capital
5.2	Organization; Power and Authority of the Acquired Companies
5.3	Membership Interest Encumbrances
5.4	Subsidiaries and Investments
5.5(b)	No Conflicts
5.6(i)	Financial Statements
5.6(ii)	Exceptions
5.7	Operations Since Balance Sheet Date
5.8	Taxes
5.9	Governmental Permits
5.10(a)	Owned Real Property
5.10(b)	Leased Real Property
5.11	Personal Property Leases
5.12(a)	Intellectual Property
5.12(b)	Software
5.12(c)	Right, Title and Interest in Copyrights, Patent Rights, Trademarks and Software
5.12(d)	Registrations of Copyrights, Patent Rights and Trademarks
5.12(e)	Infringement of Intellectual Property
5.12(f)	Challenge to Copyrights, Patent Rights and Trademarks
5.12(g)	Licenses of Copyrights, Trademarks, Patent Rights or Software
5.13	Title to Tangible Property
5.14	No Violation, Litigation or Regulatory Action
5.15	Material Contracts
5.16	Status of Material Contracts
5.17	Benefit Plans
5.18	Environmental Matters
5.20	Insurance
5.22(a)	Employees
5.22(b)	Severance Obligations
5.23	Related Party Transactions
5.24	Material Customers and Material Suppliers
5.25	Surety Bonds
7.4	Operations Prior to Closing Date
7.4(b)(ii)	Budget for Capital Expenditures
8.2	Employee Matters
8.5	Restricted Employees
8.10	Co-Located Leased Property
8.10(d)	Guaranteed Leases

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of April 21, 2011, between TruGreen Companies L.L.C., a Delaware limited liability company (“Seller”), Commercial Finance Services 110-A, LLC, a Delaware limited liability company (“Buyer”) and, solely for purposes of complying with its obligations under Section 8.5 and Section 13.17, The ServiceMaster Company, a Delaware corporation (“Parent”).

PRELIMINARY STATEMENT:

WHEREAS, Seller is the owner of all of the outstanding membership interests in TruGreen LandCare, LLC, a Delaware limited liability company (“LandCare”);

WHEREAS, LandCare is the owner of a partnership interest representing 99.99% of the outstanding capital of TruGreen LandCare, a California general partnership (“LandCare California”), with Seller owning the remaining 0.01% partnership interest of LandCare California;

WHEREAS, the Acquired Companies are engaged, under the name “TruGreen LandCare”, in the business of (1) marketing, selling and providing to Commercial Customers (A) landscaping design, landscape or lawn maintenance, fertilizing, irrigation and property maintenance, gardening, tree and plant removal, planting and maintenance, irrigation and installation and maintenance of irrigation systems, exterior pest and weed control services, (B) snow and ice removal services, and (C) any other services performed, marketed, promoted, offered for sale, sold, rendered or otherwise commercialized by any of the Acquired Companies during the twelve (12) months prior to the Effective Date, and (2) operating two (2) wholesale nurseries in the areas of San Diego, California and Lake Forest, California (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, (1) all of the membership interests in LandCare and (2) all of the partnership interests of LandCare California that Seller owns, all on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, each of Aurora Resurgence Fund L.P., a Delaware limited partnership, Aurora Resurgence Fund (C) L.P., a Delaware limited partnership, and Aurora Resurgence Fund (NB) L.P., a Delaware limited partnership (collectively, the “Guarantors”) is entering into a guarantee in favor of Seller (the “Guarantee”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and LandCare are entering into a trademark license agreement (the “Trademark License Agreement”), Buyer and Parent are entering into a transition services agreement (the “Transition Services Agreement”) and TruGreen Limited Partnership, an Affiliate of Parent, and LandCare are entering into a services agreement related to spray services (the “Spray Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Acquired Companies” means, collectively, LandCare, LandCare California, LandCare Nevada, LandCare Alabama and Minnesota Lawn.

“Affected Employees” has the meaning specified in Section 8.2(a).

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with such Person (whether through ownership of voting securities, by contract or otherwise).  Notwithstanding the foregoing it is agreed that (a) Aurora Management Partners LLC and Aurora Resurgence Management Partners LLC and funds managed by them and their portfolio companies (other than Buyer and its direct and indirect subsidiaries) shall not be considered Affiliates of Buyer and (b) Clayton, Dubilier & Rice, LLC and funds and portfolio companies managed by it (other than Parent and its direct and indirect subsidiaries) shall not be considered Affiliates of Seller.

“After-Acquired Business” has the meaning specified in Section 8.5(f).

“After-Acquired Company” has the meaning specified in Section 8.5(f).

“Agreed Accounting Principles” means GAAP, subject to any modifications or exceptions identified in Schedule 5.6; provided, however, that with respect to any matter as to which there is more than one accounting principle or valuation methodology that would constitute GAAP, Agreed Accounting Principles means the accounting principle applied, or the valuation methodology used, in the preparation of the Balance Sheet.

“Agreed Adjustments” has the meaning specified in Section 4.5(c).

“Agreed Rate” means the fluctuating prime or corporate base rate of interest published by and as in effect from time to time of JPMorgan Chase Bank, N.A., or if that rate is no longer published, the interest rate designated as the prime rate as published from time to time in the Money Rates section of The Wall Street Journal.

“Allocation Schedule” has the meaning specified in Section 3.2(a).

“Arbitrating Accountant” has the meaning specified in Section 4.5(d).

“Balance Sheet” has the meaning specified in Section 5.6.

“Balance Sheet Date” means December 31, 2010.

“Base Purchase Price” has the meaning specified in Section 3.1.

“Benefit Plans” means any bonus, incentive compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, vacation, cafeteria, life, health, medical, disability, severance or other material employee benefit plan entered into, established, maintained, sponsored, contributed or required to be contributed to, for the benefit of any employee of the Acquired Companies with respect to which any liability exists on the date of this Agreement or may exist at any time subsequent hereto.

“Business” has the meaning specified in the third recital to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Requirements of Law to be closed in the City of New York.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer 401(k) Plan” has the meaning specified in Section 8.2(i).

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer (including the Acquired Companies on and after the Closing Date) under this Agreement or in connection herewith, including the Transition Services Agreement, the Trademark License Agreement and the Spray Agreement.

“Buyer Group Member” means Buyer and its Affiliates, directors, officers, employees, managers, members, partners, equityholders and their respective successors and assigns.

“Buyer Material Adverse Effect” means any circumstance, change, or effect that is or would be reasonably expected to be materially adverse to the business, assets, liabilities or results of operations of Buyer and its Affiliates taken as a whole, after the Closing.

“Buyer’s Benefit Programs” has the meaning specified in Section 8.2(a).

“Buyer’s FSA” has the meaning specified in Section 8.2(h).

“CERCLA” has the meaning specified in Section 5.18(f).

“Claim Notice” has the meaning specified in Section 11.3.

“Claims Made Policies” means the fiduciary liability, employment practices, directors and officers liability insurance policies that provide coverage to the Acquired Companies as of the date hereof.

“Closing” means the closing of the transfer of the Membership Interests and the Transferred Partnership Interest from Seller to Buyer.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Balance Sheet” has the meaning specified in Section 4.5(b).

“Closing Date Customers” has the meaning specified in Section 8.5(a).

“Closing Date Indebtedness” means outstanding Indebtedness of the Acquired Companies immediately prior to the Effective Time, plus $4,000,000.

“Closing Date Net Working Capital” means the “current assets” of the Acquired Companies less the “current liabilities” of the Acquired Companies as of the Effective Time, determined in accordance with the Agreed Accounting Principles as modified in the manner set forth on Schedule 1.2.

“Closing Purchase Price” has the meaning specified in Section 3.1.

“COBRA Coverage” has the meaning specified Section 8.2(e).

“Code” means the Internal Revenue Code of 1986.

“Commercial Customer” means any customer other than customers purchasing services for single family homes.

“Company Services” has the meaning specified in Section 8.5(a).

“Company Plan” has the meaning specified in Section 5.17(a).

“Confidentiality Agreement” means that certain letter agreement, dated January 26, 2011, between Parent and Buyer’s Affiliate, Aurora Resurgence Management Partners LLC.

“Confidential Information” means any information concerning the business and affairs of the Acquired Companies not available to the public.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, radon, fertilizer, herbicide, pesticide, asbestos, lead-based paint, mold, or any constituent of any such substance or waste.

“Contract” means any oral or written contract or agreement or legally binding understanding or commitment.

“Copyrights” means United States and foreign registered copyrights, all copyrightable works, and all applications, registrations, and renewals in connection therewith.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Deductibles” has the meaning specified in Section 8.8(b).

“Designated Pre-Closing Liabilities” means any liabilities or other obligations whether known or unknown, contingent or fixed, whether accrued, liquidated, matured or unmatured, arising from or relating to (a) any pending lawsuit, arbitration or administrative proceeding to which an Acquired Company is a party, any matters identified in Schedule 5.14 (other than those marked with an asterisk indicating that such matter has not been submitted to insurance) and any similar claims against any Acquired Company with respect to which Seller or one of its Affiliates has notified its applicable insurer as of or prior to the Closing, (b) Steward Insurance Company, the captive insurance company of Parent, or (c) relating to violations of Section 274A of the Immigration & Nationality Act, as amended by the Immigration Reform & Control Act of 1986, including any I-9 violations of any Affected Employees or any former employees of the Acquired Companies or violations of Requirements of Law related to non-United States workers, including those related to any Affected Employees or any former employees of the Acquired Companies, whether arising before or after the Closing; provided, in each case, that (i) amounts reflected as a current liability on the final Closing Balance Sheet shall not be considered a Designated Pre-Closing Liability and (ii) for the avoidance of doubt, Designated Pre-Closing Liabilities shall include any of the foregoing even if disclosed to Buyer or its Affiliates.

“Dispute” has the meaning specified in Section 4.5(b).

“Dispute Notice” has the meaning specified in Section 4.5(b).

“Dispute Period” has the meaning specified in Section 4.5(b).

“Domain Name” means a registered web address, URL or  domain name that identifies a computer or computer network on the Internet.

“Effective Time” has the meaning specified in Section 4.1.

“Electronic Data Room” means that certain electronic data room (code named “Project Beale”) run under R. R. Donnelley & Sons Company’s Venue brand, maintained by Seller and made available to Buyer and its representatives for purposes of the transactions contemplated by this Agreement.

“Encumbrance” means any lien, adverse claim, charge, security interest, mortgage, pledge, easement, right of first refusal, transfer restriction (other than restrictions under any Requirements of Law, including the Securities Act and state securities laws), conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“End Date” has the meaning specified in Section 8.5(a).

“Environmental Law” means all Requirements of Law derived from or relating to or addressing the environment, health, safety, pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning specified in Section 5.17(c).

“Estimated Closing Date Indebtedness” means Seller’s good faith estimate of the Closing Date Indebtedness (which, for the avoidance of doubt, will include the $4,000,000 provided for in the definition of Closing Date Indebtedness).

“Estimated Closing Date Net Working Capital” means Seller’s good faith estimate of the Closing Date Net Working Capital, minus $1,500,000 (which $1,500,000, for the avoidance of doubt, shall not be deducted in the final determination of Closing Date Net Working Capital).

“Estimated Net Working Capital Adjustment Amount” means the Estimated Closing Date Net Working Capital minus the Target Net Working Capital Amount.  For the avoidance of doubt, the Estimated Net Working Capital Adjustment Amount may be either a positive or a negative number.

“Estimated Seller Transaction Expenses” means Seller’s good faith estimate of the Seller Transaction Expenses.

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Expenses” means any and all reasonable out-of-pocket expenses actually incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including reasonable fees and disbursements of outside legal counsel and other third-Person experts and advisors).

“Final Purchase Price” has the meaning specified in Section 3.1.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body, or any agency, bureau, commission, instrumentality or authority of any such governmental authority or regulatory body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Governmental Permits” has the meaning specified in Section 5.9.

“Guarantee” shall have the meaning set forth in the fifth recital of this Agreement.

“Guaranteed Leases” has the meaning specified in Section 8.10(d).

“Guarantors” shall have the meaning set forth in the fifth recital of this Agreement.

“Indebtedness” means, with respect to any of the Acquired Companies, at any date, without duplication:  (i) all obligations for borrowed money or in respect of loans or advances; (ii) all obligations evidenced by bonds (other than surety bonds), debentures, notes or other similar instruments or debt securities; (iii) all obligations in respect of letters of credit (to the extent drawn), and bankers’ acceptances issued for the account of any of the Acquired Companies; (iv) all guaranties of such person of the obligations of any other persons; (v) all capital lease obligations; (vi) all indebtedness for the deferred purchase price of property or services (including with respect to any earnout or similar payments) with respect to which any of the Acquired Companies is liable, contingently or otherwise, as obligor or otherwise (but excluding trade payables and other accrued liabilities arising in the ordinary course of business and not evidencing indebtedness for borrowed money); (vii) all accrued or declared and unpaid dividends on any Acquired Company’s capital stock; and (viii) all interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing accrued as of such date (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement).

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnitor” has the meaning specified in Section 11.3.

“Information Request” has the meaning specified in Section 8.5(g).

“Insurance Claims” has the meaning specified in Section 8.8(b).

“Intellectual Property” means Copyrights, Domain Names, Patent Rights, Software, Trademarks and Trade Secrets.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of: Mark Bodkin, Ron Bomkamp, Steve Von Essen, Shirley Butler, Mac McIlvried and Charlie Daniel; provided, however, that for purposes of Section 5.24 only, Knowledge of Seller means the actual knowledge of such individuals, without an obligation of reasonable inquiry.

“LandCare” has the meaning specified in the first recital to this Agreement.

“LandCare Alabama” means TruGreen LandCare of Alabama L.L.C., a Delaware limited liability company.

“LandCare California” has the meaning specified in the second recital to this Agreement.

“LandCare Nevada” means TruGreen LandCare of Nevada L.L.C., a Delaware limited liability company.

“LawnCare Services” has the meaning specified in Section 8.5(d).

“Lease” has the meaning specified in Section 5.10(b).

“Leased Real Property” has the meaning specified in Section 5.10(b).

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, fees, penalties, damages, Expenses, deficiencies or other charges, liabilities or obligations or Taxes.

“Material Adverse Effect” means any circumstance, change, or effect that is or would be reasonably expected to be materially adverse to the business, assets, liabilities or results of operations of the Acquired Companies taken as a whole, other than any such circumstance, change or effect resulting or arising, in whole or in part, and either alone or in combination, from: (i) events, circumstances, changes or effects that generally affect the industries in which the Acquired Companies operate (including any change or prospective change in regulatory conditions, applicable Requirements of Law or GAAP, or any interpretation of any of the foregoing); (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial, securities or commodities markets or other market conditions generally; (iii) changes arising from the execution, disclosure or consummation of the transactions contemplated by this Agreement (including compliance with this Agreement and including any action by any Governmental Body in respect of or as a response to the transactions contemplated by this Agreement); (iv) any change in interest rates, the credit markets or in the availability of credit generally; (v) any circumstance, change or effect that results from any action required to be taken pursuant to this Agreement or any Buyer Ancillary Agreement or at the request of Buyer; (vi) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; (vii) any items disclosed on the Schedules hereto; and (viii) any adverse change or effect that is cured by Seller or an Acquired Company prior to the Closing, which, in the case of each of clause (i), (ii) and (iv), does not disproportionately impact in any material respect the Acquired Companies compared to the industries in which the Acquired Companies operate.

“Material Contract” means any Contract that is both (a) required to be listed in Schedule 5.10(a), 5.10(b), 5.11, 5.12(a)-3, 5.12(b)-2, 5.12(c) or 5.15 and (b) that has a material restriction on, or unperformed legal obligation of, any Acquired Company.

“Material Customer Site” has the meaning specified in Section 5.24.

“Membership Interests” has the meaning specified in Section 2.1.

“Minnesota Lawn” means Minnesota Lawn Maintenance, Inc., a Minnesota corporation.

“Owned Real Property” has the meaning specified in Section 5.10(a).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Guarantee” has the meaning specified in Section 13.17.

“Parent 401(k) Plan” means Parent’s Profit Sharing and Retirement Plan.

“Parent Plan” has the meaning specified in Section 5.17(a).

“Parent’s FSA” has the meaning specified in Section 8.2(h).

“Patent Rights” means United States and foreign patents, patent applications, patent disclosures, continuations, continuations-in-part, divisions, reissues, extensions and reexaminations thereof, and all improvements thereto, and all inventions (whether patentable or unpatentable and whether or not reduced to practice).

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith through appropriate proceedings in a timely manner, in each case to the extent adequate reserves are included in the calculation of Closing Date Net Working Capital; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (iii) Encumbrances identified on Schedule 1.1 to this Agreement; (iv) Encumbrances imposed by the Securities Act or any state securities laws; (v) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection; (vi) liens, charges, encumbrances or title exceptions or imperfections with respect to any Owned Real Property or Leased Real Property created by or resulting from the acts or omissions of Buyer or any of its affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licenses; (vii) liens, charges, encumbrances and/or title exceptions or imperfections created by any of the documents to be executed in connection with the Closing or this Agreement whether prior to, at or after the Closing; (viii) all matters shown on or referenced in the title commitments, title notices or surveys of the Leased Real Property or the Owned Real Property, if any, made available to or obtained by or on behalf of Buyer prior to the date hereof; and (ix) local, county, state and federal laws, ordinances or governmental regulations, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to any Owned Real Property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Policies” has the meaning specified in Section 8.8(b).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 4.5(a)(i).

“Preliminary Closing Date Calculations” has the meaning specified in Section 4.5(a)(iii).

“Preliminary Closing Date Net Working Capital” has the meaning specified in Section 4.5(a)(ii).

“Proceedings” has the meaning specified in Section 5.14(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Contaminant (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Contaminant) into the indoor or outdoor environment, including ambient air, soil, surface water, drinking water or ground water, but shall not, for purposes of Section 5.18(b), include the intended application of any herbicide, pesticide or other product in the ordinary course by any Acquired Company or the Business.

“Report” has the meaning specified in Section 5.24.

“Retention Payments” has the meaning specified in Section 8.2(j).

“Requirements of Law” means any federal, state, local or foreign laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body and any common law.

“Restricted Employees” has the meaning specified in Section 8.5(b).

“Sale Transaction” has the meaning specified in Section 8.5(a).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith, including the Transition Services Agreement, the Trademark License Agreement and the Spray Agreement.

“Seller Group Member” means Seller and its Affiliates and their respective members, managers, partners, directors, officers, employees, and their respective successors and assigns.

“Seller Transaction Expenses” means (i) all costs, fees and expenses incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement, or any other similar potential transaction with respect to the Acquired Companies including any fees of counsel, accountants, investment bankers and other professional advisors, to the extent not paid prior to the Effective Time, (ii) payments under a Company Plan or bonuses (other than retention bonuses, which are addressed in Section 8.2(j)) which become due or are otherwise required to be made as a result of the Closing, and (iii) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of any Acquired Company) or any Acquired Company with respect to the amounts described in clause (i) and (ii).

“Software” means computer software programs and software systems (and all enhancements, versions, releases, and updates thereto), including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Spray Agreement” has the meaning specified in the sixth recital to this Agreement.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Surety Bonds” has the meaning specified in Section 8.9.

“SVM Lender Releases” has the meaning specified in Section 7.4(c).

“Target Net Working Capital Amount” means $36,734,000

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning specified in Section 12.1(e).

“Title Encumbrance” means any lien, adverse claim, charge, security interest, mortgage, pledge, easement, right of first refusal, transfer restriction (other than restrictions under the Securities Act and state securities laws), conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Trademarks” means foreign, United States federal and state trademarks, service marks, trade dress and trade names, and issued registrations and pending applications to register the foregoing.

“Trademark License Agreement” has the meaning specified in the sixth recital to this Agreement.

“Trade Secrets” means confidential or proprietary ideas, and all trade secrets, know-how, concepts, methods, processes and techniques, formulae, reports, data, customer and supplier lists, mailing lists, business and marketing plans, research and development, compositions, designs, drawings, specifications, pricing and cost information, and other proprietary or confidential information.

“Transferred Partnership Interest” has the meaning specified in Section 2.1.

“Transition Services Agreement” has the meaning specified in the sixth recital to this Agreement.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury pursuant to the Code.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

“Wholly Owned Subsidiaries” has the meaning specified in Section 5.4.

Section 1.2            Interpretation.  Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections and Schedules mean the Articles and Sections of, and the Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Membership Interests and the Transferred Partnership Interest.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase and accept from Seller, free and clear of all Title Encumbrances, all right, title and interest in and to (a) all of the issued and outstanding membership interests in LandCare (the “Membership Interests”) and (b) the 0.01% partnership interest of LandCare California that Seller owns (the “Transferred Partnership Interest”).

ARTICLE III

PURCHASE PRICE

Section 3.1            Purchase Price.  The purchase price for the Membership Interests and the Transferred Partnership Interest shall be equal to $37,913,000 (Thirty-Seven Million Nine Hundred Thirteen Thousand Dollars) in cash (the “Base Purchase Price”), plus the Estimated Net Working Capital Adjustment Amount minus Estimated Closing Date Indebtedness and minus the Estimated Seller Transaction Expenses (the Base Purchase Price, as adjusted by the Estimated Net Working Capital Adjustment Amount, the Estimated Closing Date Indebtedness and the Estimated Seller Transaction Expenses, the “Closing Purchase Price”),

and subject to adjustment following the Closing in accordance with Section 4.6 (as so adjusted, the “Final Purchase Price”).  The Closing Purchase Price shall be paid by Buyer pursuant to Section 4.2 hereof.

Section 3.2            Allocation of Purchase Price.

(a)     Within sixty (60) days following the Closing, Buyer and Seller shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Closing Purchase Price (including, for purposes of this Section 3.2, the liabilities treated as assumed by Buyer for federal income Tax purposes) among the assets treated as purchased by Buyer for federal income Tax purposes.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  If Buyer and Seller cannot agree on the form of the Allocation Schedule within such 60-day period, after having exercised reasonable efforts, then Buyer and Seller shall promptly, but in any event no later than five (5) Business Days after the end of such 60-day period, engage the Arbitrating Accountant to resolve the unresolved disagreements as to the form of the Allocation Schedule as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of such disagreements.  Buyer and Seller shall instruct the Arbitrating Accountant to resolve such disagreements in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  The Allocation Schedule, after giving effect to the resolution of disagreements by the Arbitrating Accountant, shall be final and binding on Buyer and Seller.  Buyer and Seller each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party.

(b)     If the Closing Purchase Price is adjusted at any time after the Allocation Schedule is drafted and executed by each party, within thirty (30) days following such adjustment, the parties shall, in accordance with Section 3.2(a), negotiate and draft a revised Allocation Schedule to reflect such adjustment.

(c)     Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule.  Buyer and Seller each agrees to provide the other promptly with any other information required to complete Internal Revenue Service Form 8594.

ARTICLE IV

CLOSING

Section 4.1            Closing Date.  The Closing shall be consummated at 9:00 AM, Chicago time, on the later of (a) April 29, 2011 and (b) the second Business Day after the conditions set forth in Articles IX and X have been satisfied or waived (where permissible), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and Seller.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”  The Closing will be effective as of the close of business on the Closing Date; provided that if the Closing occurs on April 29, 2011, the Closing will be effective as of 11:59:59 PM Central time on April 30, 2011 (the “Effective Time”).

Section 4.2            Payment on the Closing Date.

(a)     Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall pay Seller an amount equal to the Closing Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by Seller in accordance with paragraph (b) of this Section 4.2.

(b)     Not less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (i) a certificate executed by an authorized officer of Seller setting forth Seller’s calculations of the Estimated Closing Date Net Working Capital (which calculation shall include the same level of detail as set forth on Schedule 1.2), Estimated Net Working Capital Adjustment Amount, the Estimated Closing Date Indebtedness and the Estimated Seller Transaction Expenses, (ii) the amount of the Closing Purchase Price and (iii) the wire transfer instructions for Seller.

(c)     On or promptly after the Closing Date, Buyer shall cause the Acquired Companies to conduct a physical inventory of the inventory at their nurseries.  Buyer shall provide Seller with advance notice of the date, time and location of such inventories and shall permit Seller or its representatives to observe such inventory.

Section 4.3            Buyer’s Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Seller all of the following:

(a)     The Closing Purchase Price;

(b)     The certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to the (i) certificate of incorporation of Buyer, (ii) by-laws of Buyer, (iii) resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby, and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(c)     The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer; and

(d)     Duly executed original counterparts of each Buyer Ancillary Agreement other than the Transition Services Agreement, the Trademark License Agreement and the Spray Agreement, each of which Buyer is executing as of the date hereof.

Section 4.4            Seller’s Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, Seller shall deliver to Buyer all of the following:

(a)     The certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the (i) certificate of formation of Seller, (ii) Seller’s limited liability company agreement, (iii) resolutions of the manager of Seller authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Seller is a party and the transactions contemplated hereby and thereby, and (iv) incumbency and signatures of the officer of Seller executing this Agreement and any Seller Ancillary Agreement to which Seller is a party;

(b)     A certificate of the secretary or an assistant secretary of each Acquired Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the (i) charter or certificate of formation, as applicable, of such Acquired Company and (ii) the by-laws or limited liability company agreement, as applicable, of such Acquired Company;

(c)     The certificates, if any, representing all of the equity interests of each Acquired Company, together with appropriate instruments of transfer to convey the Membership Interests and the Transferred Partnership Interest to Buyer;

(d)     Good standing certificates for each Acquired Company from the jurisdiction of each such Acquired Company’s organization, if applicable;

(e)     A non-foreign affidavit dated as of the Closing Date in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code;

(f)      Evidence, reasonably satisfactory to Buyer that the LandCare USA name and mark have been assigned to an Acquired Company; provided, that Buyer acknowledges that such name and mark is unregistered and that Seller makes no representation or warranty to Buyer or any Acquired Company in respect of such name and mark

(g)     The certificate contemplated by Section 9.1, duly executed by a duly authorized officer of Seller; and

(h)     Duly executed original counterparts of each Seller Ancillary Agreement other than the Transition Services Agreement, the Trademark License Agreement and the Spray Agreement, each of which Seller is executing as of the date hereof.

Section 4.5            Determination of Closing Date Net Working Capital.

(a)     As promptly as practicable (but not later than sixty (60) days following the Closing Date), Seller shall:

(i)      prepare, in accordance with the Agreed Accounting Principles, a consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Preliminary Closing Date Balance Sheet”);

(ii)     determine the Closing Date Net Working Capital in accordance with the provisions of this Agreement (such Closing Date Net Working Capital as determined by Seller being referred to as the “Preliminary Closing Date Net Working Capital”);

(iii)    determine the Closing Date Indebtedness and the Seller Transaction Expenses, all in accordance with the provisions of this Agreement (such determination by Seller of Closing Date Indebtedness and the Seller Transaction Expenses with the Preliminary Closing Date Net Working Capital being referred to, collectively, as the “Preliminary Closing Date Calculations”); and

(iv)    deliver to Buyer the Preliminary Closing Date Balance Sheet and a certificate setting forth the Preliminary Closing Date Calculations.

(b)     Buyer shall have thirty (30) days after receipt of the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Calculations from Seller (the “Dispute Period”) to review the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Calculations.  If Buyer does not accept the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Calculations, Buyer shall deliver to Seller a certificate setting forth a reasonably detailed description of its objections (a “Dispute”) to the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Calculations, together with a summary of the reasons therefor and calculations which, in its view at such time, are necessary to eliminate such objections (the “Dispute Notice”).  If Buyer does not deliver a Dispute Notice within the Dispute Period, the Preliminary Closing Date Balance Sheet and Preliminary Closing Date Calculations shall be final and binding as the “Closing Date Balance Sheet”, the “Closing Date Net Working Capital,” the “Closing Date Indebtedness” and the “Seller Transaction Expenses” for purposes of this Agreement.  Any objection not specified in the Dispute Notice shall be deemed waived by Buyer and Buyer shall be estopped from asserting such objection in any future proceeding in connection with the Preliminary Closing Date Balance Sheet, the Closing Date Balance Sheet, the Closing Date Net Working Capital, the Closing Date Indebtedness or the Seller Transaction Expenses.

(c)     If Buyer delivers the Dispute Notice within the Dispute Period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Calculations and, if Seller and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet as adjusted by the Agreed Adjustments shall be final and binding as the Closing Date Balance Sheet and the Preliminary Closing Date Calculations, the Closing Date Net Working Capital, the Closing Date Indebtedness and the Seller Transaction Expenses, for purposes of this Agreement.

(d)     If any Disputes raised in the Dispute Notice delivered within the Dispute Period are not resolved by the Agreed Adjustments within the 30-day period after Seller’s receipt of the Dispute Notice, then Seller and Buyer shall promptly, but in any event no later than five (5) Business Days after the end of such 30-day period, engage KPMG LLP (the “Arbitrating Accountant”).  If KPMG LLP is unwilling or unable to serve as Arbitrating Accountant, Buyer and Seller shall select by mutual agreement another nationally-recognized, certified public accounting firm, that has not acted as the principal auditing firm of Seller, Parent, any Acquired Company or any of their subsidiaries or of Buyer and its parent entities and subsidiaries to serve as the Arbitrating Accountant.  The Arbitrating Accountant shall be directed by Buyer and Seller to resolve the unresolved Disputes as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of such Disputes.  In connection with any such review by the Arbitrating Accountant, (i) Buyer shall not submit or raise for review (A) any Agreed Adjustment, (B) any new claim not previously identified in the Dispute Notice, or (C) any theory not previously put forth by Buyer in support of any claim in the Dispute Notice and (ii) Seller may submit or raise for review any matters reasonably related to the objections raised by Buyer in the Dispute Notice.  The Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Calculations, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Arbitrating Accountant, shall be final and binding as the Closing Date Balance Sheet, the Closing Date Net Working Capital, the Closing Date Indebtedness and the Seller Transaction Expenses for purposes of this Agreement; provided, however, that no such determination shall be any more favorable to Seller than is set forth in the Preliminary Closing Date Balance Sheet or any more favorable to Buyer than is proposed in the Dispute Notice.

(e)     Each of Buyer and Seller shall make available to the Arbitrating Accountant, Buyer and Seller, (i) such books, records and other information (including work papers) and (ii) such individuals with whom it or its Affiliates have an employment or consulting relationship who are responsible for and knowledgeable about the information specified in clause (i), in each case, as any of the foregoing may reasonably request to perform their reviews as specified herein. To the extent that any information provided pursuant to the preceding sentence may include material subject to the attorney-client privilege, work product doctrine or any other applicable immunity or privilege, each party agrees that it and its Affiliates, as necessary, will enter into reasonable joint defense or similar agreements to preserve such privilege or immunity.  In acting under this Agreement, the Arbitrating Accountant will be entitled to the privileges and immunities of an arbitrator.

(f)      The fees and expenses of the Arbitrating Accountant shall be allocated between Buyer, on the one hand, and Seller, on the other hand, so that the amount of fees and expenses paid by Buyer (with the remainder of such amount being paid by Seller) shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of the fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Buyer (as determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute based on the Dispute Notice.

Section 4.6            Adjustment.  Promptly (but not later than ten (10) Business Days) after the determination of the Closing Date Net Working Capital, the Closing Date Indebtedness and the Seller Transaction Expenses pursuant to Section 4.5 that are final and binding as set forth herein, (a) if the sum of the Estimated Closing Date Net Working Capital minus the Estimated Closing Date Indebtedness minus the Estimated Seller Transaction Expenses exceeds the sum of the Closing Date Net Working Capital minus the Closing Date Indebtedness minus the Seller Transaction Expenses, then Seller shall pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to such difference, plus interest on such difference from the Closing Date to the date of payment thereof at the Agreed Rate, and (b) if the Estimated Closing Date Net Working Capital minus the Estimated Closing Date Indebtedness minus the Estimated Seller Transaction Expenses is less than the sum of the Closing Date Net Working Capital minus the Closing Date Indebtedness minus the Seller Transaction Expenses, then Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount in cash equal to such difference, plus interest on such difference from the Closing Date to the date of payment thereof at the Agreed Rate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Disclosure Schedule and subject to Section 13.8, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, or if a representation or warranty is made as of a specific date, solely as of such date, as follows:

Section 5.1            Organization.  Seller is a limited liability company, validly formed and in good standing under the laws of the State of Delaware.  Seller is duly qualified to transact business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary or is otherwise required by applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.2            Organization; Power and Authority of the Acquired Companies.  LandCare is a limited liability company, validly formed and in good standing under the laws of the State of Delaware.  LandCare California is a general partnership, duly organized under the laws of the State of California.  Each of LandCare Alabama and LandCare Nevada is a limited liability company, validly formed and in good standing under the laws of its jurisdiction of formation.  Minnesota Lawn is a corporation, validly incorporated and in good standing under the laws of its jurisdiction of incorporation.  Each of the Acquired Companies is duly qualified to transact business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary or is otherwise required by applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  Schedule 5.2(a) lists each jurisdiction where an Acquired Company is qualified to transact business.  Each of the Acquired Companies has, as applicable, the power and authority to own or lease and operate its assets and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.  Schedule 5.2(b) lists the board of directors, managers and officers, as the case may be, of each Acquired Company.  Seller has delivered or will deliver at Closing to Buyer copies of the organizational documents, the minute book and ownership record books for each Acquired

Company in its possession after reasonable investigation.  No Acquired Company is in material default under or in material violation of any provision of its organizational documents.

Section 5.3            Capital Structure.  Seller owns all the outstanding Membership Interests, free and clear of all Title Encumbrances other than (a) Title Encumbrances set forth on Schedule 5.3 or (b) Title Encumbrances created on or after the Closing Date arising from Buyer’s ownership thereof, as to which no representation or warranty is made.  All such Membership Interests are duly authorized, validly issued and outstanding, fully paid, held of record and owned beneficially by Seller, and are free of preemptive rights or rights of first refusal.  Except for this Agreement, there are no commitments to issue or sell any membership interests of LandCare and there are not outstanding any commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire any membership interests of LandCare.  There are no options, warrants, calls, puts, rights, equity appreciation rights, phantom equity, subscriptions or other rights, agreements, arrangements or commitments obligating LandCare to issue, transfer, sell, register or otherwise acquire or retire any of its membership interests.  There are no voting trusts or other agreements to which LandCare or Seller is a party or by which LandCare or Seller is bound with respect to the voting, transfer or other disposition of Membership Interests.

Section 5.4            Subsidiaries and Investments.  Except for the ownership of the partnership interests of LandCare California by Seller and LandCare and the ownership of the capital stock or other equity interests of Minnesota Lawn, LandCare Alabama and LandCare Nevada by LandCare and except as set forth on Schedule 5.4, none of the Acquired Companies, directly or indirectly, owns, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity.  Seller and LandCare collectively own all of the outstanding partnership interests of LandCare California free and clear of all Title Encumbrances, other than (a) Title Encumbrances set forth on Schedule 5.4 or (b) Title Encumbrances created on or after the Closing Date arising from Buyer’s ownership thereof, as to which no representation or warranty is made.  All such partnership interests owned by Seller and LandCare are duly authorized, validly issued and outstanding, fully paid, held of record and owned beneficially by Seller and LandCare and free of preemptive rights or rights of first refusal.  Except for this Agreement, there are no commitments to issue or sell any partnership interest in LandCare California and there are not outstanding any commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire any partnership interest in LandCare California.  There are no options, warrants, calls, puts, rights, equity appreciation rights, phantom equity, subscriptions or other rights, agreements, arrangements or commitments obligating LandCare California or Seller to issue, transfer, sell, register or otherwise acquire or retire any of its partnership interests.  There are no voting trusts or other agreements to which LandCare California or Seller is a party or by which LandCare California or Seller is bound with respect to the voting, transfer or other disposition of partnership interests.  LandCare owns all of the outstanding equity interests of Minnesota Lawn, LandCare Alabama and LandCare Nevada (the “Wholly Owned Subsidiaries”) free and clear of all Title Encumbrances, other than (a) Title Encumbrances set forth on Schedule 5.4 or (b) Title Encumbrances created on or after the Closing Date arising from Buyer’s ownership thereof, as to which no representation or warranty is made.  All such equity interests owned by LandCare are duly authorized, validly issued and outstanding, fully paid, held of record and owned beneficially by LandCare and free of preemptive rights or rights of first refusal.  Except for this Agreement, there are no commitments to issue or sell any equity interests of any of the Wholly Owned Subsidiaries or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire any such equity interests.  There are no options, warrants, calls, puts, rights, equity appreciation rights, phantom equity, subscriptions or other rights, agreements, arrangements or commitments obligating the Wholly Owned Subsidiaries or LandCare to issue, transfer, sell, register or otherwise acquire or retire any such equity interests.  There are no voting trusts or other agreements to which the Wholly Owned Subsidiaries or LandCare are a party or by which such parties are bound with respect to the voting, transfer or other disposition of such equity interests.

Section 5.5            Authority of Seller; Conflicts.

(a)     Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller’s manager and do not require any further authorization or consent of Seller or its equityholders.  This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms.  The execution, delivery and performance of the Trademark License Agreement and the Spray Agreement by each of the parties thereto have been duly authorized and approved by all requisite partnership or limited liability company action and constitute the legal, valid and binding obligations of the parties thereto enforceable in accordance with their terms.

(b)     Except as set forth in Schedule 5.5(b), neither the execution and delivery of this Agreement by Seller or any of the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will:

(i)      assuming that all necessary consents, authorizations, approvals and filings described in Section 5.5(b)(ii) have been obtained (or the relevant waiting periods with respect to the matters described in Section 5.5(b)(ii) have expired or been terminated), and except as may result from any facts or circumstances relating to Buyer (and not also relating to Seller), result in a breach of or change in the terms, conditions or provisions of, or constitute a termination, modification, default, an event of default or an event creating rights of acceleration, modification, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Title Encumbrance upon any of the Membership Interests, the Transferred Partnership Interest or any Encumbrance on any of the assets of the Acquired Companies, under (1) the certificate of formation or limited liability company agreement (or similar organizational documents) of Seller or the Acquired Companies, (2) any Material Contract or Governmental Permit to which Seller or any Acquired Company is a party or by which Seller or any Acquired

Company is bound or by which any of their respective properties or assets may be subject, (3) any Court Order or Governmental Order to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company is bound or (4) any material Requirements of Law affecting Seller or any Acquired Company; or

(ii)     require the material approval, consent, authorization or act of, or the making by Seller or the Acquired Companies of any declaration, filing or registration with, any Governmental Body, except (1) such filings as may be required in connection with the Taxes described in Section 8.1(a)(v) and (2) such consents, approvals, filings and notices as may be required under any Contract of the Acquired Companies with a Governmental Body.

Section 5.6            Financial Statements.  Schedule 5.6(i) contains true and correct copies of the unaudited consolidated balance sheets of the Acquired Companies as of the Balance Sheet Date (such balance sheet, the “Balance Sheet”) and December 31, 2009 and the unaudited consolidated statements of operations of the Acquired Companies for the years ended December 31, 2010 and December 31, 2009.  Except as set forth therein and except as set forth in Schedule 5.6(ii), such balance sheets and statements of operations have been prepared in conformity with GAAP (except that the financial statements do not contain footnotes) consistently applied, and such balance sheets and related statements of operations present fairly in accordance with GAAP, in all material respects, the financial position and results of operations of the Acquired Companies, as of their respective dates and for the respective periods covered thereby.

Section 5.7            Operations Since Balance Sheet Date.  Except as disclosed in Schedule 5.7, since June 30, 2010 through the date hereof, (a) there has been no Material Adverse Effect and (b) none of the Acquired Companies has granted any material increase in salary or bonus or otherwise materially increased the compensation or benefits payable or provided to any Affected Employee, other than as a result of promotions in the ordinary course of business.  Except as disclosed in Schedule 5.7, since the Balance Sheet Date through the date hereof, the Acquired Companies have conducted the Business only in the ordinary course in all material respects.  Without limiting the generality of the foregoing, except as set forth on Schedule 5.7, since the Balance Sheet Date through the date hereof, none of the Acquired Companies has:

(i)      sold, transferred or assigned any assets or property (tangible or intangible) with an aggregate value in excess of $250,000;

(ii)     experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $250,000 in the aggregate;

(iii)    no Person has accelerated, terminated, modified or canceled any Material Contract or any Contract that, if it was in effect on the date hereof, would be a Material Contract, other than modifications to customer Contracts or Leases in the ordinary course of business;

(iv)    issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its organizational documents or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);

(v)     made any commitment outside of the ordinary course of business or in excess of $150,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(vi)    instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(vii)   taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(viii)  collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the ordinary course of business; or

(ix)    agreed or committed to any of the foregoing.

Section 5.8            Taxes.  Except as set forth in Schedule 5.8, (a) each of the Acquired Companies has filed all material Tax Returns with respect to Taxes payable by it on or before the date hereof, and all such Tax Returns are true and correct in all material respects; (b) all Taxes due and payable by the relevant Acquired Company (whether or not shown on the Tax Returns referred to in clause (a)) have been paid; (c) no Acquired Company has waived in writing any statute of limitations in respect of material Taxes payable by an Acquired Company which waiver is currently in effect; (d) no material issues that have been raised in writing by the relevant Governmental Body in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (e) all deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (a) by a Governmental Body have been paid in full; (f) all monies required to be withheld by each Acquired Company from employees of each such Acquired Company for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective Governmental Body, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of each such Acquired Company; (g) no Acquired Company has made an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes; (h) no Acquired Company is a party to or bound by any Tax allocation or sharing agreement the principal subject of which is Tax (other than an agreement solely among

Acquired Companies); (i) no Acquired Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which has been Parent) or has any liability for the Taxes of another Person (other than an Acquired Company) under Treasury Regulations issued pursuant to Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law); (j) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) executed on or before the Closing Date, (C) intercompany transaction occurring on or before the Closing Date or excess loss account existing on or before the Closing Date, in each case described in Treasury Regulations issued pursuant to Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law) or (D) election under Section 108(i) of the Code; and (k) since the Balance Sheet Date, no Acquired Company has made or revoked any material Tax election or settled or compromised any material Tax liability.  This Section 5.8 contains the sole representations and warranties made by Seller with respect to Taxes or any other Tax matter; and no representation or warranty as to Taxes or any other Tax matter is intended, or shall be implied, from any of the other provisions in this Agreement.

Section 5.9            Governmental Permits.  The Acquired Companies own, hold or possess all material licenses, permits, approvals and other authorizations from a Governmental Body that are necessary to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”), each of which is listed on Schedule 5.9.  The Acquired Companies have complied in all material respects with all terms and conditions of the Governmental Permits.  Such Governmental Permits are in full force and effect, and no Proceeding or Court Order is pending or, to the Knowledge of Seller, threatened to revoke, materially change or limit any such Governmental Permit.

Section 5.10         Real Property.

(a)     Schedule 5.10(a) sets forth a brief description of each parcel of real property owned by the Acquired Companies (the “Owned Real Property”) (showing the record title holder, legal description and location).  The applicable Acquired Company is the sole titleholder of record and owns good and marketable fee simple title to the Owned Real Property and the improvements and buildings located on the Owned Real Property, free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) Encumbrances that secure debt that is reflected on the Closing Date Balance Sheet and (iii) Encumbrances listed in the applicable title insurance policies obtained by Buyer or its Affiliates prior to the date hereof (if any), and no Acquired Company has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b)     Schedule 5.10(b) sets forth a list of each lease (each, a “Lease” and collectively, “Leases”) under which an Acquired Company is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).  Subject to the respective terms and conditions of the Leases, and except as set forth in Schedule 5.10(b), the applicable Acquired Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good leasehold title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)     With respect to each parcel of Owned Real Property and material Leased Real Property: (i) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation thereof in the manner in which it is now owned and operated comply with Requirements of Law; (iii) all improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the business as currently conducted at such facilities and safe for their current occupancy and use; and (iv) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of Seller, threatened termination of such access.

(d)     There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

Section 5.11         Personal Property Leases.  Schedule 5.11 contains as of the date of this Agreement a list of each lease or other agreement or right under which an Acquired Company is lessee of, or holds or operates, any (a) vehicle or (b) machinery, equipment, or other tangible personal property owned by a third Person, except, in the case of clause (b), those which are terminable by such Acquired Company without penalty on sixty (60) days’ or less notice or which provide for annual rental payments of less than $25,000.

Section 5.12         Intellectual Property.

(a)     Schedule 5.12(a)-1 contains a list of all registered Copyrights and all Trademarks and pending applications to register the foregoing, all Domain Names and issued patents and pending patent applications included within the Patent Rights, in each case owned by an Acquired Company.  Schedule 5.12(a)-2 contains a list of all registered Copyrights and all Trademarks and pending applications to register the foregoing, all Domain Names and issued patents and pending patent applications included within the Patent Rights, in each case owned by Seller or one of its Affiliates and used in the Business by an Acquired Company.  Schedule 5.12(a)-3 contains a list of (i) all Trademarks and Domain Names and pending applications to register the foregoing and (ii) all issued patents and pending patent applications included within the Patent Rights that are material to the operation of the Business, in each case used by an Acquired Company pursuant to a valid contractual right or license to the Acquired Companies.

(b)     Schedule 5.12(b)-1 contains a list of all Software owned by an Acquired Company.  Schedule 5.12(b)-2 contains a list of all material Software used by the Acquired Companies other than (i) software that is available generally through consumer retail stores, distribution networks or is otherwise subject to “shrink-wrap” license agreements including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Acquired Companies and (ii) software used to provide the services being provided to Buyer under the Transition Services Agreement.

(c)     Except as disclosed in Schedule 5.12(c), to the Knowledge of Seller, the Acquired Companies either:  (i) own the entire right, title and interest in and to the Copyrights, Patent Rights, Trademarks and Software listed in Schedules 5.12(a)-1, 5.12(a)-3, 5.12(b)-1 and 5.12(b)-2, free and clear of any Encumbrance; or (ii) have a valid contractual right or license to use the same in the conduct of the Business.

(d)     Except as disclosed in Schedule 5.12(d):  (i) all registrations for material Copyrights, Patent Rights and Trademarks identified in Schedule 5.12(a)-1 are valid and in force, and all applications to register any unregistered material Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the material Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) owned by the Acquired Companies are valid and in force; (iii) the Acquired Companies have the right to bring actions for infringement or unauthorized use of the material Copyrights, Patent Rights, Trademarks and Software owned by the Acquired Companies; and (iv) to the Knowledge of Seller, no other Person is violating or infringing, or since January 1, 2010 has, violated or infringed upon the Acquired Companies’ Intellectual Property in any material respect.

(e)     Except as disclosed in Schedule 5.12(e), (i) no infringement by an Acquired Company of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business within the past two (2) years in any material respect, and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been made or asserted against any Acquired Company or against Seller in respect of the conduct of the Business, nor, to the Knowledge of Seller, has there been any reasonable basis therefor.

(f)      Except as disclosed in Schedule 5.12(f), no Proceedings are pending or, to the Knowledge of Seller, threatened against Seller or the Acquired Companies which challenge the validity or ownership of any Copyright, Patent Right, or Trademark described in Schedule 5.12(a)-1.

(g)     Except as disclosed in Schedule 5.12(g), none of the Acquired Companies license to any third Person any material Intellectual Property.

(h)     Seller has all ownership in the Marks (as defined in the Trademark License Agreement) necessary to enter the Trademark License Agreement.

Section 5.13         Title to Tangible Property; Sufficiency.  Except for assets disposed of in the ordinary course of business, the Acquired Companies have good and valid title to each material item of equipment and other tangible personal property reflected on the Balance Sheet as owned by the Acquired Companies or acquired thereafter, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as disclosed on Schedule 5.13, such equipment and tangible personal property, together with the Leased Real Property and Owned Real Property, the Intellectual Property set forth on Schedules 5.12(a)-1, 5.12(a)-2, 5.12(a)-3, 5.12(b)-1 and 5.12(b)-2 and all other assets owned, licensed or leased by the Acquired Companies, constitute all the rights, properties, Intellectual Property and assets used in the operation of or necessary for the Acquired Companies to conduct the Business in a manner substantially similar to the manner in which it was conducted during the twelve (12) months prior to the date of this Agreement, other than the equipment, personal property, real property, Intellectual Property and any other assets used to provide the Services (as defined in the Transition Services Agreement) and Excluded Services (as defined in the Transition Services Agreement).  The machinery, vehicles, equipment, and other tangible assets that the Acquired Companies own and lease, have been maintained in accordance with normal industry practice, and taken as a whole are in reasonably adequate operating condition (subject to normal wear and tear).

Section 5.14         No Violation, Litigation or Regulatory Action.

(a)        The Acquired Companies and the Business are, and since January 1, 2010 have been, in material compliance with all applicable Requirements of Law and Court Orders, Governmental Orders (including Requirements of Law applicable to employment, employment practices and immigration, but excluding Environmental Laws).  Except as set forth in Schedule 5.14, since January 1, 2010, neither the Seller nor any of its subsidiaries has received any written or, to the Seller’s Knowledge, verbal notice alleging that the Acquired Companies or the Business is not being conducted in compliance with any material Governmental Permit, Requirement of Law, Governmental Order or Court Order.

(b)        There are no, and since January 1, 2010, have been no, lawsuits, claims, suits, charges, arbitrations, actions, investigations by Governmental Bodies, or proceedings (collectively, “Proceedings”) (i) pending against any of the Acquired Companies or against Seller that are related to the Acquired Companies or the Business or (ii) to the Knowledge of Seller, threatened against any of the Acquired Companies or against Seller that are related to the Acquired Companies or the Business that, in the case of this clause (ii) are reasonably expected to be material to the Acquired Companies.  There is no outstanding material Court Order or other Governmental Order to which the Acquired Companies are subject.

(c)        There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or an Acquired Company that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

Section 5.15         Material Contracts.  Except as set forth in Schedule 5.15, as of the date of this Agreement, the Acquired Companies are not currently a party to or bound by:

(a)        any Contract for the future purchase or sale of real property by the Acquired Companies;

(b)        any Contract for the purchase by the Acquired Companies of services, supplies, components or equipment which involved the payment by the Acquired Companies of more than $125,000 in the year ended December 31, 2010 or could reasonably be expected to involve the payment by the Acquired Companies of more than $125,000 in calendar year 2011 and that is not cancelable by the Acquired Companies without liability and with ninety (90) or less days notice to the other party thereto;

(c)        any Contract for the sale by the Acquired Companies of any services or products of the Business which involved the payment to the Acquired Companies of more than

$250,000 in the year ended December 31, 2010 or could reasonably be expected to involve the payment of more than $250,000 to the Acquired Companies in calendar year 2011 or which has a term of greater than one (1) year and which is not cancelable by the Acquired Companies on ninety (90) or less days notice without liability;

(d)        any Contract relating to any Indebtedness of an Acquired Company;

(e)        any employment Contracts or other Contracts containing severance or similar compensatory arrangements with employees whose current annual salary is in excess of $100,000 or Contracts with individuals that are consultants or independent contractors whose current annualized consulting fee or compensation is in excess of $100,000 and, in each case, that is not cancelable by the Acquired Companies without liability and with ninety (90) or less days notice to the other party thereto (other than as specified by Requirements of Law);

(f)         any Contract to which a Governmental Body is a party, other than a Contracts with a customer of the Acquired Companies that is expected to generate less than $100,000 of revenue in calendar year 2011;

(g)        any partnership, joint venture or other similar agreement or arrangement (other than the partnership agreements or similar agreements of the Acquired Companies);

(h)        any Contract limiting the right of an Acquired Company to engage in any business or compete with any Person or in any geographical area;

(i)         any Contract with any officer, director or Affiliate of an Acquired Company or any of their respective Affiliates, other than Contracts that are immediately cancelable by the Acquired Companies without liability or need for advance notice to the other party thereto and without imposing any material obligation on the Acquired Companies after the Closing other than any obligation reflected as a current liability in the calculation of Closing Date Net Working Capital;

(j)         any Contract providing for the payment of any cash or other compensation or benefits to an Affected Employee as a result of the consummation of the transactions contemplated by this Agreement;

(k)        any Contract obligating an Acquired Company to lend to or invest in any Person, other than with respect to trade credit in the ordinary course of business;

(l)         any Contract relating to any acquisition to be made by an Acquired Company of any operating business or the capital stock of any other Person;

(m)       any Contract for the sale of any of the assets of an Acquired Company to be made for consideration in excess of $150,000;

(n)        any Contract of an Acquired Company containing “most favored nation” provisions;

(o)        any Contract relating to warranties with respect to an Acquired Company’s services rendered or their products sold, leased or licensed which contains terms and conditions that differ in any materially adverse respect from standard warranty terms and conditions provided to customers of such Acquired Company; and

(p)        any Contract that is a settlement or conciliation agreement with any Governmental Body that will affect an Acquired Company after the execution date of this Agreement.

Section 5.16         Status of Contracts.

(a)        Except as set forth in Schedule 5.16, each Material Contract is a legal, valid, binding and enforceable obligation of the Acquired Company, Parent or its Affiliate that is party thereto and, to the Knowledge of Seller, of the counterparty thereto, there is no default or breach by such Acquired Company, Parent or its Affiliate, as applicable, or, to the Knowledge of Seller, any other party (assuming such Material Contract is enforceable against such other party), in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, and no event has occurred within the last twelve (12) months that with notice or lapse of time or both would constitute a breach or default thereunder by the Acquired Company, Parent or its Affiliate, as applicable, or, to the Knowledge of Seller, the other party thereto.  Schedule 5.16(a) contains an accurate and complete description of all material terms of all oral Material Contracts.

(b)        The Acquired Companies have not been since January 1, 2009 and are not now, suspended, debarred disqualified or to the Knowledge of Seller, proposed for suspension, debarment or similar disqualification from bidding on any government Contract.  No suspension, debarment or similar actions with respect to government Contracts have to the Knowledge of the Seller, threatened against the Acquired Company or any of its officers or employees.

(c)        None of the pages, amendments, exhibits or attachments to any Material Contract that were not made available to Buyer in the Electronic Data Room as of the date hereof impose any material obligation or restrictive covenant on any of the Acquired Companies.

Section 5.17         Benefit Plans.

(a)        Each material Benefit Plan maintained in connection with the Business or in which at least one (1) employee of an Acquired Company participates is listed in Schedule 5.17(a), and Parent has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan.  Schedule 5.17(a) identifies each such Benefit Plan that is sponsored or maintained by an Acquired Company (“Company Plan”) and each such Benefit Plan that is sponsored or maintained by Parent (“Parent Plan”).

(b)        With respect to each Benefit Plan listed on Schedule 5.17(a), (i) each such plan has been maintained and operated in compliance in all material respects with applicable material Requirements of Law and (ii) no material litigation, investigation, proceeding or asserted claims against the Acquired Companies exist, or have been asserted within the last year, with respect to any such plan other than claims for benefits in the normal course of business.

(c)        None of the Parent, the Acquired Companies or any entity treated as a single employer with the Parent or the Acquired Companies for the purposes of Section 414 of the Code (“ERISA Affiliate”) maintain, contribute to or, during the last six (6) years, have maintained or contributed to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or have any liability with respect to any such defined benefit pension plan under Title IV of ERISA or to the Pension Benefit Guaranty Corporation.   None of the Parent, the Acquired Companies or their ERISA Affiliates have any liabilities with respect to any employee benefit plan under Section 412 of the Code or with respect to any multiemployer plan (as defined in Section 3(37) of ERISA).

(d)        The Parent, the Acquired Companies and each of their ERISA Affiliates have complied with the requirements of COBRA in all material respects.  No Company Plan provides for post-termination health or welfare-type benefits for any current or former employees, officers or directors, other than (i) as required under COBRA or (ii) pursuant to a severance arrangement during any period of severance covered by such arrangement.

(e)        Each Parent Plan or Company Plan intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to such qualification and no such determination letter has been revoked or, to the knowledge of Parent, is there any reason for such revocation.

(f)         All contributions and premium payments required to be made to each Company Plan or the Parent 401(k) Plan prior to the Closing Date have been timely made to each such Company Plan or the Parent 401(k) Plan.  There have been no prohibited transactions (as defined in Section 4975 of the Code and Section 406 of ERISA) with respect to any Benefit Plan that could result in any material liability to the Acquired Companies.  No fiduciary (as defined in Section 3(21) of ERISA) has breached any fiduciary duty with respect to the investment of the assets or administration of any Company Plan or, with respect to any Parent Plan, to the extent that any liability could be asserted against any Acquired Company.

(g)        Except as required by Law or as contemplated by this Agreement, neither the Parent nor the Acquired Companies has announced a plan to Affected Employees or otherwise has any legally binding obligation to create any additional material Benefit Plan for the benefit of the Affected Employees that would materially increase the cost of compensation and benefits with respect to any Affected Employee.

(h)        Except as set forth in Schedule 5.17(h), none of the execution and delivery of this Agreement or the consummation of transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any Affected Employee or former employee, officer or director of any Acquired Company to any material compensation or benefit from the Acquired Companies, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Plan.  The transactions contemplated hereby will not result in an acquisition of more than one-third of the “gross fair market value” of the assets of the Parent (as calculated under Q&A29 of Section 1.280G-1 of the regulations promulgated under Section 280G of the Code).  Except as set forth in Schedule 5.17(h), no agreement or arrangement under which an Acquired Company has any liability provides for a “gross up” or similar payments in respect of any amount of “additional tax” that may become payable under Section 409A of the Code.

Section 5.18         Environmental Matters.  Except as set forth in Schedule 5.18:

(a)        The Acquired Companies are and for the previous five (5) years have been in material compliance with all Environmental Laws and all Governmental Orders and Court Orders relating to Environmental Laws, and possess, are and have been for the previous five (5) years in material compliance with any Governmental Permits required under Environmental Laws;

(b)        The Acquired Companies have not received any written or, to the Knowledge of Seller, verbal notice of any claim, citation, summons, order, complaint, notice of violation, lawsuit, penalty or investigation related to (i) the Release or disposal of any Contaminant, (ii) any claim arising under Environmental Laws with respect to the Business, the Owned Real Property or the Leased Real Property or (iii) any personal injury or property damage based on an actual or alleged Release of any Contaminant, any of which either (A) is unresolved or (B) was received since January 1, 2009;

(c)        The Acquired Companies are not subject to any judicial or administrative proceeding, or any order, judgment, decree or settlement that remains unresolved, in each case alleging or addressing a violation of or liability under any Environmental Law;

(d)        There has not been, and is not occurring, at any Owned Real Property or Leased Real Property or, to the Knowledge of Seller, any other property formerly owned or operated by the Acquired Company, any Release or threatened Release of any Contaminant except for Releases occurring in material compliance with Environmental Laws and Releases that would not reasonably be expected to result in any material liability on the part of the Acquired Companies under Environmental Laws or related Court Orders or Governmental Orders;

(e)        The Acquired Companies have handled, stored, discharged and disposed of all Contaminants in material compliance with Environmental Laws and related Governmental Orders and Court Orders;

(f)         To Seller’s Knowledge, the Acquired Companies have not sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Contaminant to a facility, site or location, which, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (“CERCLA”) or any similar state law, (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect removal or take remedial action.

(g)        Seller has not received any written requests for information, potentially responsible party letters or general or special notices under CERCLA or any similar state law within the past five (5) years or that are unresolved alleging that it is or may be liable under CERCLA or similar state law in connection with the Acquired Companies or the Business.

Section 5.19         No Undisclosed Liabilities.  Except for any liability or obligation relating to a violation of Environmental Laws, to the Knowledge of Seller, the Acquired Companies do not have any liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, other than (a) those reflected on, or reserved against in, the Balance Sheet, (b) those incurred since the Balance Sheet Date in the ordinary course of the Business, (c) those that are not material to the Acquired Companies, taken as a whole, or (d) Seller Transaction Expenses.  Notwithstanding the foregoing, no liability or obligation (whether accrued or fixed, absolute or contingent or matured or unmatured) addressed in another representation or warranty contained herein shall be deemed a breach of the representation and warranty made pursuant to this Section 5.19.

Section 5.20         Insurance.  Seller or the Acquired Companies currently maintain the insurance policies and coverages set forth in Schedule 5.20.  Except as specifically described on Schedule 5.20, there are no retroactive premium adjustments or other material loss-sharing arrangements under any such insurance policy.  Neither Seller with respect to the Business nor any Acquired Company has made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.  All premiums payable under all such insurance policies have been paid.  Neither Seller with respect to the Business nor any Acquired Company has been denied insurance coverage for which it has applied.

Section 5.21         No Brokers.  Except for the fees payable at the Closing to Robert W. Baird & Co. by Seller, neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.22         Employees.

(a)        Schedule 5.22(a) sets forth a complete and correct list, as of April 8, 2011, of all salaried employees of any Acquired Company having total annual base salary in excess of $75,000, showing for each: (i) name, (ii) hire date, (iii) current job title, and (iv) base salary and target bonus.

(b)        Seller has made available to Buyer a complete and correct copy of (i) the form of any employee trade secret, non-compete, non-disclosure and invention assignment agreements and (ii) all manuals and handbooks currently applicable to any officer, employee or consultant of any Acquired Company.  Except as described on Schedule 5.22(b), no Acquired Company has any severance obligations to any officer, employee or consultant.

(c)        No Acquired Company has experienced (nor, to the Knowledge of Seller, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years.  To the Knowledge of Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company.

(d)        All individuals who have performed services for any Acquired Company or who otherwise have claims for compensation from an Acquired Company have been properly classified as an employee or an independent contractor, and as exempt or nonexempt,  pursuant to all Requirements of Laws, including, but not limited to, the Code,  ERISA and the Fair Labor Standards Act.  A Form I-9 has been completed and retained with respect to each employee of the Acquired Companies.

Section 5.23         Related Party Transactions.  Set forth on Schedule 5.23 is (a) a description of all material services provided by Seller or any of its Affiliates to the Acquired Companies necessary to operate the Business in the ordinary course as it was operated immediately prior to the date of this Agreement, other than those (i) that are Services (as defined in the Transition Services Agreement) or Excluded Services (as defined in the Transition Services Agreement) or (ii) provided by Affected Employees and (b) a list of employees that are not Affected Employees and that provided material services to the Acquired Companies, other than services that are Services (as defined in the Transition Services Agreement) or Excluded Services (as defined in the Transition Services Agreement).

Section 5.24         Job Sites and Suppliers.  Schedule 5.24 sets forth (a) each of the thirty (30) largest job sites of the Acquired Companies taken as a whole, determined by revenue for the year ended December 31, 2010 (“Material Customer Sites”), (b) each of the ten (10) largest suppliers of the Acquired Companies taken as a whole, determined by purchases for the year ended December 31, 2010 and (c) the aggregate payments received by the Acquired Companies with respect to such Material Customer Site in calendar year 2010.  To Seller’s Knowledge, neither Seller nor any Acquired Company has received any notice from any customer with respect to a Material Customer Site that such customer is considering or intends, anticipates or otherwise expects to stop or substantially decrease the volume or pricing of purchasing materials, products or services from the Acquired Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Of the Contracts listed as cancelled on Schedule 5.7(iii), only two (2) such Contracts, “City of Mesquite, County of Dallas, State of Texas” (identified as Item 1.d) and “SBM Cleaning Co., LLC” (identified as Item 2) were included in the “Ending Gross Maintenance Portfolio Value” of approximately $152.3 million at March 31, 2011 as reported in the LandCare Q1 Portfolio Summary in the April Monthly Operating Report dated April 18, 2011, a copy of which has been made available to Buyer in the Electronic Data Room (the “Report”).   The amount of revenue under these two Contracts for the twelve month period ended December 31, 2010 was approximately $363,000. The contracts listed as being modified on Schedule 5.7(iii) have not resulted in more than $250,000 of net lost Gross Maintenance Portfolio Value not reflected in the Report.

Section 5.25         Surety Bonds.  Schedule 5.25 sets forth a list, as of April 8, 2011, of all surety bonds or letters of credit issued on behalf of the Acquired Companies or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth in the Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the date of this Agreement, or if a representation or warranty is made as of a specific date, as of such date, as follows:

Section 6.1            Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2            Authority of Buyer; Conflicts.

(a)        Buyer has the requisite power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.  The execution, delivery and performance of the Guarantee by each of the Guarantors has been duly authorized and approved by all requisite limited partnership action and constitute the legal, valid and binding obligation of each of the Guarantors enforceable in accordance with its terms.

(b)        Neither the execution and delivery of this Agreement, the Guarantee or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)         assuming that all necessary consents, authorizations, approvals and filings described in Section 6.2(b)(ii) have been obtained (or the relevant waiting periods have expired or been terminated), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or By-laws of Buyer, (2) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer; or

(ii)        require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for such filings as may be required in connection with the Taxes described in Section 8.1(a)(v).

Section 6.3            No Violation, Litigation or Regulatory Action.

(a)        As of the date hereof, there are no lawsuits, claims, suits, pleas, proceedings or investigations resolved, pending or threatened against Buyer or its subsidiaries which are reasonably expected to (i) materially impair the ability of Buyer to perform its obligations hereunder or (ii) prevent the consummation of any of the transactions contemplated hereby.

(b)        As of the date hereof, there is no action, suit or proceeding pending or threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4            Financing.  Buyer has sufficient cash on hand or cash available without condition for it to pay, in cash, the Closing Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate the transactions contemplated hereby.

Section 6.5            Investment Intent.  Buyer is acquiring the Membership Interests and the Transferred Partnership Interest as an investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Membership Interests or the Transferred Partnership Interest in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.  Buyer is able to bear the economic risk of holding the Membership Interests and the Transferred Partnership Interest for an indefinite period (including the total loss of its investment).

Section 6.6            No Brokers.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, agent, director or intermediary for or on account of the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take, or to cause to be taken, the following actions between the date hereof and the Closing Date:

Section 7.1            Access to Information.  Seller shall cause the Acquired Companies to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access, subject to the Confidentiality Agreement and applicable Requirements of Law, during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Acquired Companies to the extent Buyer shall reasonably deem necessary in order to be able to operate the Acquired Companies after the Closing and shall furnish to Buyer or its authorized representatives such additional information concerning the Acquired Companies as shall be reasonably requested; provided, however, that Seller, its Affiliates and the Acquired Companies shall not be required to violate any Requirements of Law or obligation of attorney-client privilege, attorney work product, or confidentiality to which Seller, one of its Affiliates or an Acquired Company is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1; and, provided, further, that (a) any such access or availability shall be provided at Buyer’s expense, (b) Seller, its Affiliates and the Acquired Companies shall not be required to provide or prepare any documents or reports that they do not maintain or prepare in the ordinary course of business and (c) Buyer shall not, without the prior written consent of Seller (which shall not be unreasonably delayed, conditioned or withheld), contact or communicate with any officer, director, agent, vendor, customer, employee, independent contractor or other business partner of the Acquired Companies or undertake any environmental sampling upon any Owned Real Property or any Leased Real Property.  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies or Seller.  Notwithstanding the foregoing, the obligations of Seller pursuant to this Section 7.1 shall be subject to the right of Seller to determine, in its discretion, the appropriate timing of the disclosure of information it deems proprietary commercial information or privileged information.

Section 7.2            Notifications.  Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.  Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against an Acquired Company, Seller or Buyer, as the case may be, that would have been an exception to the representations or warranties in Section 5.14 or Section 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.  If a party fails to notify the other party under this Section 7.2, (i) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 7.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 11.1(a)(i) or 11.2(a)(i), as the case may be, for breach of a representation and warranty and the limits (if any) set forth in Section 11.1(a) or 11.2(a), as the case may be, shall apply to any such indemnification and (ii) a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Article IX or X to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article IX or X to be satisfied.

Section 7.3            Consents of Third Parties; Governmental Approvals.

(a)        Seller and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than a Governmental Body) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of any party or any of their respective Affiliates (including the Acquired Companies) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(b)        During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Seller, upon the request of Buyer, shall use its reasonable efforts to cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the transactions contemplated by this Agreement in the most expeditious manner practicable or otherwise required to satisfy the conditions set forth in Sections 9.3 and 10.3; provided, however, that such  reasonable efforts to cooperate shall not include any requirement of Seller or any of its Affiliates (including the Acquired Companies) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

Section 7.4            Operations Prior to the Closing Date.

(a)        Prior to the Closing, Seller shall cause the Acquired Companies to use commercially reasonable efforts to operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement, except as provided in this Agreement.  Consistent with the foregoing, Seller shall cause the Acquired Companies to use their commercially reasonable efforts consistent with good business practice to preserve reasonable commercial relationships in ordinary course of business consistent with past practice with the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Acquired Companies.

(b)        Except as set forth on Schedule 7.4, as contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed, it being understood that if Buyer does not respond to any request for consent within two (2) Business Days of the date of such request, Buyer’s consent shall be deemed to have been granted), Seller shall not permit the Acquired Companies to:

(i)         make any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii)        make any capital expenditure or enter into any Contract therefor in excess of the amounts set forth in the budget for capital expenditures of the Acquired Companies, set forth on Schedule 7.4(b)(ii);

(iii)       enter into any Contract for the purchase of real property or exercise or fail to exercise any option to extend a lease listed in Schedule 5.10(b) for more than twelve (12) months;

(iv)       enter into or modify in any respect that materially and adversely affects any Acquired Company, or terminate, any Contracts that would constitute a Material Contract, other than customer Contracts in the ordinary course of business;

(v)        enter into or modify in any respect any Contracts with any Affiliates of the Acquired Companies that would be binding on the Acquired Companies after the Closing, other than Contracts that are immediately cancelable by the Acquired Companies without liability or need for advance notice to the other party thereto;

(vi)       create, incur or assume, or agree to create, incur or assume, any Indebtedness (other than money borrowed or advances from any of its Affiliates);

(vii)      make, or agree to make, any payment or distribution of assets (other than cash) to Seller or any of its Affiliates (other than the Acquired Companies);

(viii)     institute any material increase in any Company Plan with respect to its employees, other than as required by any such plan or Requirements of Law;

(ix)        except to the extent required by applicable Requirements of Law, grant any material increase in salary or bonus or otherwise materially increase the cash compensation or benefits payable or provided to any director, officer, employee of the Acquired Companies;

(x)         sell, assign or transfer any of the tangible assets of the Acquired Companies, other than in the ordinary course of business, and in no event having an aggregate value in excess of $100,000 in any week beginning on the date of this Agreement, except for any such sales, assignments or transfers to an Acquired Company;

(xi)        make any material change in the accounting policies applied in the preparation of the Balance Sheet or its Tax accounting policies, unless such change is required by GAAP or applicable Requirements of Law;

(xii)       issue any additional Membership Interests, partnership or equity interests in the Acquired Companies (or securities exchangeable, convertible or exercisable for partnership or equity interests);

(xiii)      make any amendment to its certificate of incorporation or by-laws (or equivalent organizational documents) or create any subsidiary;

(xiv)     declare or pay any dividends or distributions or repurchase or redeem any shares of capital stock or other equity interests;

(xv)      issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Acquired Companies or split, combine or subdivide the capital stock or other equity interests of the Acquired Companies;

(xvi)     make any loans, advances or capital contributions to or investments in any Person;

(xvii)    materially modify its cash management practices (including with respect to maintenance of working capital balances, collection of accounts and notes receivable and payment of accounts payable;

(xviii)   settle any material Proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) relating to or affecting the Acquired Companies, other than with respect to Taxes, which are addressed in sub clause (xxi) of this Section 7.4(b);

(xix)            engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods, other than in the ordinary course of business consistent with past practice (including with respect to frequency and magnitude);

(xx)             discontinue any line of business or dissolve or wind up any Acquired Company;

(xxi)            change its fiscal year or make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of any Acquired Company for any period ending after the Closing Date or materially decreasing any Tax attribute of any Acquired Company existing on the Closing Date; or

(xxii)           agree to take any of the actions described in sub clauses (i) through (xxi) above.

(c)               At the Closing, Seller shall deliver to Buyer copies of all minute books and stock and other ownership records of each Acquired Company in its possession after reasonable investigation.  Seller shall use commercially reasonable efforts to deliver, at the Closing or promptly thereafter, (i) a resignation letter from each member of the board of directors and each Manager, if any, of each of the Acquired Companies and (ii) a written release of all guarantees and written releases of any Lien (including executed UCC-3 termination statements) executed by the appropriate lenders or agent bank under the Credit Agreement, the Revolving Credit Agreement and the Indenture (each as defined in Schedule 5.3) (collectively, the “SVM Lender Releases”).

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1            Tax Matters.

(a)        Liability for Taxes.

(i)         Pursuant to Article XI (and subject to the limitations thereof), Seller agrees to pay, and indemnify and hold harmless each Buyer Group Member from and against Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle

Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Seller shall not indemnify and hold harmless any Buyer Group Member from or against:  (A) any Taxes reflected as a current liability (whether or not such Tax liability is actually a current liability) in the calculation of Closing Date Net Working Capital and (B) any Taxes as a result of transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing and that are not otherwise contemplated by this Agreement (Taxes described in this proviso, hereinafter “Excluded Taxes”).  Seller shall be entitled to any refund of (or credit for) Taxes for which Seller is liable under this Section 8.1(a)(i) (other than a refund or credit reflected as a current asset in the calculation of Closing Date Net Working Capital).

(ii)        Pursuant to Article XI (and subject to the limitations thereof), Buyer agrees to pay, and indemnify and hold harmless each Seller Group Member from and against: (A) Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes.  Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes for which Buyer is liable under this Section 8.1(a)(ii).

(iii)       For purposes of paragraphs (a)(i) and (a)(ii) of this Section 8.1, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of each of the Acquired Companies were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, shall be apportioned between such two (2) taxable years or periods on a daily basis.  Notwithstanding the foregoing provisions of this paragraph (a)(iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by any of the Acquired Companies for property or similar Tax purposes, or the imposition of any property or similar Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total of such Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

(iv)       If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to paragraph (a)(i) of this Section 8.1, and, as of the date of such change, such change has resulted in an actual decrease in the Tax liability of any of the Acquired Companies or any Affiliate or successor of any thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Seller shall not be liable pursuant to such paragraph (a)(i) with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a Governmental Body by Seller or any Affiliate thereof, Buyer shall pay Seller an amount equal to such decrease).

(v)        Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer each shall pay, and agree to indemnify and hold harmless the other from and against fifty percent (50%) of any and all real property transfer Taxes, sales Taxes, use Taxes, recording Taxes, conveyance Taxes, stamp Taxes, stock transfer Taxes, or other similar Taxes or fees imposed on the transactions contemplated by this Agreement.

(b)        Tax Returns.

(i)         Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies on or before the Closing Date and Seller shall remit or cause the Acquired Companies to remit any Taxes due in respect of such Tax Returns.  Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Acquired Companies and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date or that relate to any Straddle Period (A) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable), except to the extent required by Requirements of Law and (B) such Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (A) of this sentence.  Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to paragraph (a) of this Section 8.1 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes.

(ii)        None of Buyer or any Affiliate of Buyer shall (or shall cause or permit any of the Acquired Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any of the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of Seller, if the effect of such action could be to materially increase the liability of Seller pursuant to Section 8.1(a).

(c)        Contest Provisions.

(i)         Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates, or any of the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Section 8.1.

(ii)        Seller shall have the sole right to represent each Acquired Company’s interests in and control any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Seller may be liable pursuant to this Section 8.1, and to employ counsel of its choice at its expense; provided, however, that (A) Buyer shall be entitled to participate at its expense in any such Tax audit or administrative or court proceeding and (B) Seller shall not settle any such Tax audit or administrative or court proceeding without the prior written consent of Buyer, if the effect of such settlement could be to materially increase the Taxes payable by Buyer or the Acquired Companies for any taxable year or period beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date.  In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Seller’s sole expense, may assume the entire control of such audit or proceeding.  None of Buyer, any of its Affiliates, or any of the Acquired Companies shall settle any Tax claim for any Taxes for which Seller may be liable pursuant to paragraph (a) of this Section 8.1 without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed.

(d)        Assistance and Cooperation.  After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i)         assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 8.1;

(ii)        cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of any of the Acquired Companies;

(iii)       make available to the other and to any Governmental Body as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies;

(iv)       provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of any of the Acquired Companies for taxable periods for which the other may have a liability under this Section 8.1;

(v)        furnish the other with copies of all correspondence received from any Governmental Body in connection with any Tax audit or information request with respect to any such taxable period;

(vi)       timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a)(v) of this Section 8.1 (relating to sales, transfer and similar Taxes); and

(vii)      timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

Section 8.2            Employee Matters.

(a)        In General.  Employees of the Acquired Companies on the Closing Date (including employees of the Acquired Companies on short-term or long-term disability leave or other approved leave of absence and the current employees of Parent or its Affiliates, other than the Acquired Companies, listed on Schedule 8.2(a) who shall become employed by the Acquired Companies immediately prior to the Closing) (collectively, the “Affected Employees”) shall be credited for their length of service with, or credited by, the Acquired Companies or their Affiliates for all purposes under each of Buyer’s  benefit plans and programs and fringe benefits (“Buyer Benefit Programs”).  The Acquired Companies shall terminate their participation in the Parent Plans at the end of the day on the Closing Date except for participation in Parent Plans as agreed under the Transition Services Agreement.  The Acquired Companies shall be solely responsible for all obligations and liabilities under each Company Plan, and no such obligations or liabilities shall be assumed or retained by Seller or its Affiliates.

(b)        Continued Employment.  For a period of one (1) year following the Closing Date, each Affected Employee that Buyer or one of its controlled Affiliates (including the Acquired Companies) employs as of immediately following the Closing Date shall be entitled to receive while in the employment of Buyer or its controlled Affiliates (i) at least the same base salary and base hourly wages, as were provided to such employee by or on behalf of the Acquired Companies or their Affiliates, immediately prior to the Closing Date and (ii) substantially equivalent incentive and bonus opportunities as were in place at the Acquired Companies or their Affiliates, as applicable, as of the Closing Date (excluding retention and equity incentive plans or agreements).  For a period of one (1) year following the Closing Date, Buyer or its controlled Affiliates shall provide such Affected Employees with the employee benefit plans listed on Schedule 8.2(b).  Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates shall be obligated to continue to employ any Affected Employees for any specific period of time following the Closing Date, subject to applicable Requirements of Law.

(c)        Vacation, Bonuses, Agreements and Commissions.

(i)         Buyer shall, or shall cause its controlled Affiliates to, continue a vacation program for the benefit of the Affected Employees through at least the end of the calendar year in which the Closing occurs that is at least as favorable as the vacation program of the Acquired Companies in effect immediately prior to the Closing Date.  Buyer shall, or shall cause its controlled Affiliates to, recognize and provide, and neither Seller nor any of its Affiliates shall have any obligation or liability with respect to, all accrued but unused vacation of each Affected Employee as of the Closing Date to the extent such vacation is included as a current liability in the Closing Date Net Working Capital.

(ii)        Buyer shall, or shall cause its controlled Affiliates to, assume the bonus programs for Affected Employees in existence as of the Closing Date and shall pay to the Affected Employees the bonuses they earn under such programs with respect to the full bonus determination period that includes the Closing Date; provided that such amounts earned through the Closing Date are included as current liabilities in the Closing Date Net Working Capital.

(iii)       Effective as of the Closing, Buyer shall assume, or cause a controlled Affiliate to continue to be obligated under or assume Seller’s and its Affiliates’ obligations under all individual employment agreements listed on Schedule 8.2(c)(iii).  Effective as of the Closing, Seller shall, or cause its Affiliates to assign any rights pursuant to any non-competition, non-solicitation, confidentiality or similar agreements, to the extent assignable and currently in effect with any Affected Employee, to Buyer or its Affiliates; provided, that (x) Seller makes no representation or warranty to Buyer regarding such rights or the enforceability of such agreements and (y) if such rights are assigned to Buyer or its Affiliates and such Affected Employee breaches such agreement with respect to Seller, its Affiliates or any of their businesses, Buyer and its Affiliates shall, upon Seller’s request, at Buyer’s option either (1) enforce such agreements on Seller’s or its Affiliates’ behalf as against any such Affected Employee to the extent any such assigned rights include rights with respect to Seller’s or its Affiliates’ own business operations (it being understood that such enforcement shall be at Seller’s or its Affiliates’ sole expense) or (2) assign such agreement  back to Seller.

(iv)       Buyer shall cause the Acquired Companies to honor their obligations under all commission agreements entered into with their employees which are listed on Schedule 8.2(c)(iv).

(d)        Welfare Benefits.  Buyer shall, or shall cause a controlled Affiliate to, be obligated for and pay all short-term disability benefits payable to Affected Employees after the Closing; provided that any Affected Employees who are receiving short-term or long-term disability benefits as of the Closing shall continue to be eligible for long-term disability benefits in accordance with, and subject to, the terms of Parent’s long-term disability plan, including the continued payment of premiums thereunder.  Any preexisting condition clause in any of the Welfare Plans (including medical, dental and disability coverage) maintained by  Buyer or its controlled Affiliates shall be waived for the Affected Employees and their dependents.  Buyer shall or shall cause a controlled Affiliate to credit the Affected Employees and their dependents with any amounts paid under the Parent Plans on or prior to the Closing Date toward satisfaction of the applicable deductible amounts and copayment obligations under the corresponding Welfare Plans of Buyer or its controlled Affiliates for the plan year in which they become eligible to participate in the Welfare Plans of Buyer.

(e)        COBRA. Seller shall or shall cause an Affiliate to provide continuation health care coverage to all employees of the Acquired Companies whose employment terminated prior to the Closing, and their qualified beneficiaries, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA Coverage”).  Seller shall remain responsible for providing COBRA Coverage to all current and former employees of Parent and its Affiliates (other than the Acquired Companies), other than Affected Employees, and their qualified beneficiaries.  For qualifying events occurring after the Closing Date, Buyer shall or shall cause a controlled Affiliate to provide COBRA coverage to all Affected Employees and their beneficiaries after the Closing Date.

(f)         Severance.  Except as provided in Section 8.2(c)(iii), Seller shall be liable for any and all liabilities for severance payments to employees of the Acquired Companies whose employment terminated prior to the Closing.  Buyer shall assume all liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for, severance pay and obligations payable to any Affected Employee whose employment is terminated at any time after the Closing.  In connection therewith, for a period commencing immediately after the Closing Date and ending on December 31, 2011, Buyer agrees to offer each such employee who is terminated during such period severance pay determined in accordance with Attachment 2 to Schedule 5.22(b).   For purposes of any such severance pay, “years of service” shall include the applicable Affected Employee’s total years of service with, or credited by, Seller and its Affiliates, Buyer and any Acquired Company.  Buyer shall or cause the Acquired Companies to use commercially reasonable efforts to include Seller and its Affiliates in any release of claims obtained by Buyer or any Acquired Company in connection with any such severance pay for a period of six (6) months after the Closing Date.

(g)        WARN.  Buyer or one of its controlled Affiliates shall be responsible for all liabilities and obligations under the Worker Adjustment and Retraining Notification Act, and similar state and local rules, statutes and ordinances resulting from the actions of Buyer or any Acquired Company after the Closing Date.  Buyer agrees to hold Seller and its Affiliates harmless for any breach of such responsibility, and Buyer’s indemnification of Seller and its Affiliates in this regard specifically includes any claim by the Affected Employees for back pay, front pay, benefits or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or lack thereof) of any plant closing or mass layoff occurring after the Closing Date and Seller’s and its Affiliates’ costs, including reasonable attorney’s fees, in defending any such claims.

(h)        Flexible Spending Accounts; Other.  Buyer or one of its controlled Affiliates shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“Buyer’s FSA”), as soon as administratively  practicable after the Closing Date, for each of the Affected Employees who, on or prior to the Closing Date, is a participant in a flexible spending account for medical or dependent care expenses under a Parent Plan pursuant to Section 125 and Section 129 of the Code (“Parent’s FSA”).  Buyer or one of its controlled Affiliates shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each such person under Buyer’s FSA with an amount equal to the balance of each such person’s account under Parent’s FSA as of the end of the transition period under the Transition Services Agreement; provided, however, that if the claims made against an Affected Employee’s accounts prior to his termination of participation in the Parent FSA exceeds the amounts in such account at the end of the transition period under the Transition Services Agreement, Buyer or one of its controlled Affiliates shall reimburse Parent the amount by which such claims exceed the amounts in such Parent’s FSA account.  Buyer and Seller intend that the actions to be taken pursuant to this subsection (h) be treated as an assumption by Buyer of the portion of Parent’s FSA and the elections made thereunder attributable to Affected Employees and their dependents.  Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any former employees of the Acquired Companies and of any Affected Employee, to the extent (i) arising from an injury occurring or a condition existing prior to the Closing Date (whether or not reported prior to the Closing Date) and (ii) such claims are covered under the workers’ compensation insurance policy maintained by Parent or one of its Affiliates.

(i)         401(k) Plan.  As soon as practicable after the Closing Date, the Buyer shall, or shall cause one of its controlled Affiliates to establish a defined contribution, 401(k) plan intended to be qualified under Section 401(a) of the Code (“Buyer 401(k) Plan”).  As soon as administratively practicable after the Closing Date, Buyer 401(k) Plan shall be obligated to accept a transfer from the Parent 401(k) Plan of all assets and liabilities for the account balances of the Affected Employees under Parent’s 401(k) Plan, in the form of cash and promissory notes evidencing outstanding loans made to the Affected Employees (or other in-kind assets as may be mutually agreeable between the parties).  The Buyer 401(k) Plan shall be substituted as the obligee of such promissory notes, and, except as permitted by Law, no other changes shall be made with respect to the terms of the notes.  Parent shall immediately vest all Affected Employees in their account balances under the Parent 401(k) plan as of the Closing Date.

(j)                            Retention Bonuses.  Set forth on Schedule 5.22(b) is a list of all agreements with Affected Employees that provide for retention payments related to the transactions contemplated by this Agreement and the amount of such payments.  After the Closing, the Acquired Companies shall be responsible for and shall pay, as and when they become due, all amounts under such retention agreements, including the employer-paid portion of any applicable Taxes with respect to such payments (the “Retention Payments”) in accordance with the terms of such retention agreements.  Not later than three (3) Business Days prior to the due date for any Retention Payments, Buyer shall provide written notice to Seller setting forth the aggregate amount of such Retention Payments and listing the individual names and amounts to be paid by the Acquired Companies to the recipients of such Retention Payments, along with any supporting documentation reasonably requested by Seller to evidence the amount of such Retention Payments.  Not later than one (1) Business Day prior to the due date for such Retention Payments, Seller shall pay to Buyer, by wire transfer of immediately available funds to a bank account designated by Buyer in writing, the full amount of such Retention Payments.  If requested by Seller, Buyer shall provide written evidence of the full payment of all such Retention Payments.  Prior to the Closing, Seller or its Affiliates shall have assigned to one or more of the Acquired Companies, and such Acquired Companies shall have assumed all obligations under, the retention agreements for the Affected Employees listed on Schedule 5.22(b).

Section 8.3                                   Securities Laws.  Buyer agrees and understands that the Membership Interests and the Transferred Partnership Interest have not been, and will not be, registered under the Securities Act or the securities laws of any state or foreign jurisdiction and that the Membership Interests and the Transferred Partnership Interest may be sold or disposed of only in one or more transactions registered under the Securities Act or other Governmental Body and applicable state and foreign securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state and foreign securities laws is available.  Buyer acknowledges and agrees that no person has any right to require Seller or its Affiliates to cause the registration of any of the Membership Interests or the Transferred Partnership Interest.

Section 8.4                                   Director and Officer Indemnification.  Except with respect to claims on account of matters for which a Buyer Group Member is entitled to indemnification under Article XI, from and after the Closing, Buyer shall cause the Acquired Companies to not amend or change their respective organizational documents (or the organizational documents of any successor-in-interest to any Acquired Company) to (a) reduce or limit (i) the rights of indemnity afforded to the present and former directors, managers, partners, members or officers of the Acquired Companies currently set forth in the respective organizational documents of the Acquired Companies or (ii) the ability of the Acquired Companies to indemnify the present and former directors, managers, partners, members or officers of the Acquired Companies or (b) hinder, delay or make more difficult to exercise such rights of indemnity or the ability to indemnify.

Section 8.5                                   Restrictive Covenants.

(a)                         Parent and Seller covenant and agree that, from and after the Closing and continuing until the later of (i) the fourth (4th) anniversary of the Closing Date and (ii) the “End

Date”, which is defined as the earlier of (A) the fifth (5th) anniversary of the Closing Date and (B) the one hundred and eightieth (180th) day following the date on which Buyer or one of its Affiliates consummates the sale, directly or indirectly (in a single transaction or a series of related transactions), of the Acquired Companies to any Person (other than one of Buyer’s Affiliates) pursuant to which such Person acquires (1) a majority of the then outstanding membership interests of LandCare (whether by merger, consolidation, sale or transfer of equity interests, reorganization, recapitalization or otherwise), or (2) all or substantially all of the assets of the Acquired Companies, determined on a consolidated basis (a “Sale Transaction”), Parent and Seller will not and will cause their Affiliates not to, directly or indirectly, solicit any Person that is a customer of the Business on the Closing Date, or was a customer of the Business at any time during the six (6) months prior to the Closing Date (“Closing Date Customers”) to (I) purchase any of the following services (A) landscape maintenance services (including mowing and trimming, mulching, edging, pruning, leaf removal and planting), but excluding sales and services relating to irrigation management systems involving “UgMO” or similar or analogous technologies,  (B)  landscape enhancement, design and build (e.g., construction) and hardscaping services, and (C)  snow and ice removal services (including sanding and salting services, but excluding providing ice melt products or services), (the services identified in (A)-(C), collectively, the “Company Services”) from Parent, Seller or their Affiliates or (II) cease purchasing such Company Services from Buyer or any of its Affiliates.  Parent and Seller will not and will cause their Affiliates not to provide any Company Services to any Closing Date Customers.   Notwithstanding the foregoing nothing in this Section 8.5(a) shall prohibit Parent, Seller or their Affiliates (including Seller’s TruGreen LawnCare business) from (x) publishing or distributing general advertisements (including via electronic delivery or internet access) that are not specifically targeted to the Closing Date Customers or (y) engaging in any activities that relate to or otherwise would be permitted by Section 8.5(d) or (f).

(b)                        Parent and Seller covenant and agree that, from and after the Closing and continuing until the third (3rd) anniversary of the Closing Date, Parent and Seller will not and will cause their Affiliates not to, directly or indirectly, (i) recruit or solicit for employment or  interfere with the employment of any individual who is an Affected Employee (“Restricted Employees”) or, (ii) hire or otherwise engage any individual listed on Schedule 8.5; provided that the foregoing restrictions shall not apply to (A) placing general advertisements (including via electronic delivery or internet access) that are not specifically targeted toward the Restricted Employees or conducting any other form of general solicitation that is not specifically targeted toward the Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, or (B) any Restricted Employee whose employment was involuntarily terminated by any Acquired Company or its Affiliates or (iii) any Restricted Employee who has not been employed by Buyer or any of its Affiliates for at least six (6) months.

(c)                         Parent and Seller covenant and agree that, from and after the Closing and continuing until the later of (i) the fourth (4th) anniversary of the Closing Date and (ii) the End Date, Parent and Seller will not and will cause their Affiliates not to, directly or indirectly, perform any Company Services or own, manage, operate, control or participate in any respect in the ownership, management, operation or control of, or be a stockholder in (except as a holder of equity securities that are publicly traded on a securities exchange or a recognized over-the-counter market, and then only to the extent of owning not more than five percent (5%) of the issued and outstanding equity securities of the relevant issuer), or provide material financing outside the ordinary course of business to, any Person or business or other enterprise that performs any of the Company Services, in each case anywhere in the United States.

(d)                        Notwithstanding the foregoing, the restrictions in clauses (a) and (c) of this Section 8.5 shall not apply to: (i) Parent, Seller or any of their Affiliates (A) subcontracting with third Persons (that are not Affiliates of Parent or Seller) to have such Person perform any services (including Company Services) as part of a facilities management, maintenance or similar services agreement pursuant to which Parent, Seller or their Affiliates are providing at least one other service or (B) subcontracting with third Persons (that are not Affiliates of Parent or Seller) to have such Person perform any services (including Company Services) while Parent, Seller or such Affiliate is acting as a general contractor on a customer account for which the majority of the account revenue will be generated by LawnCare Services (as defined below); provided that in connection with any new customer account of the type referred to in this clause (i) Parent, Seller or the applicable Affiliate will provide Buyer with at least two (2) Business Days notice and the opportunity to submit a proposal to act as subcontractor to provide any relevant Company Services for such customer account; (ii) Parent, Seller or any of their Affiliates performing any services (including Company Services) that are de minimis in quantity or scope or are offered as an accommodation to a customer as part of a broader offering of LawnCare Services (as defined below); (iii) the provision of services under contracts with Seller’s TruGreen LawnCare business that are in effect on the date hereof (as the same may from time to time be amended or renewed); provided, that such legacy contracts  may not be renewed by Seller unless Buyer has first been offered, as part of Seller’s bid to renew such contract, the right to act as a subcontractor with respect to  the provision of any Company Services; (iv) the following services: turf, tree and/or shrub fertilization, pre- and post-emergent weed treatment, insect or pest control, disease control, vegetation control, seeding and other ancillary applications and/or treatments (including  aeration, lime and potash), in each case including via spray, granular or similar delivery methods or through injection technology (collectively, “LawnCare Services”); (v) Parent, Seller or any of their Affiliates performing LawnCare Services as a vendor or subcontractor for a third Person; (vi) any of Seller’s Affiliates which are not controlled, directly or indirectly, by Parent, which for the avoidance of doubt, shall include Clayton, Dubilier & Rice; (vii) any activities of franchisees of Parent, Seller or any of their Affiliates; provided, that Parent and Seller will not, and will cause their Affiliates not to, (A) modify or amend any franchise agreement with its franchisees or enter into any new agreement with its franchisees granting the right to engage in or provide Company Services or (B) actively encourage or support the provision of Company Services by its franchisees; or (viii) providing Company Services to single family residences to which LawnCare Services are also provided.

(e)                         In the event of any dispute regarding the interpretation of, or compliance with, any of the provisions of this Section 8.5 or as to whether an actual or prospective violation of this Section 8.5 has occurred or may occur, the parties agree to first provide written notice thereof to the other party, such notice to provide reasonable detail of the alleged violation of this Section 8.5, whereupon, the parties shall discuss the resolution of such violation in good faith for twenty (20) Business Days.  Upon the expiration of such twenty (20) Business Day period, if such dispute has not then been resolved, either of the parties may proceed at law or in equity to obtain such legal or equitable relief as may be available.  The parties agree that if one of the parties prevails on the merits with respect to the question of whether a breach under this Section

8.5 occurred, the other party will pay the prevailing party all of its Expenses incurred in connection with such suit or proceeding or the enforcement of such party’s rights or its defense under this Section 8.5.  If in a final judgment of a court of competent jurisdiction it is determined that any term or provision of this Section 8.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified.

(f)                           This Section 8.5 shall cease to be applicable to any Affiliate of  Parent or Seller (other than Seller’s TruGreen LawnCare business unit) at such time as such Person is no longer an Affiliate of Parent or Seller and shall not apply to any Person that purchases assets, operations or a business or group of businesses (other than Seller’s TruGreen LawnCare business unit) from Parent, Seller or any of their Affiliates if such Person is not an Affiliate of Parent or Seller after such transaction is consummated; provided, however, that notwithstanding the foregoing, this Section 8.5 shall at all times continue to be binding upon Parent, Seller and TruGreen Limited Partnership and their successors, except that in the event Parent sells, transfers or otherwise disposes of, Seller’s TruGreen LawnCare business unit to any Person other than an Affiliate of Parent, this Section 8.5 shall cease to be applicable to Parent after the fourth (4th) anniversary of the Closing Date.  Nothing in this Agreement shall preclude, prohibit or restrict Parent, Seller or any of their Affiliates from engaging in any manner in any business activity that would otherwise violate Section 8.5(c) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with Seller or any of its Affiliates after the Closing Date (an “After-Acquired Company”); provided, that in the event the aggregate revenues of any such After-Acquired Business or After-Acquired Company attributable to Company Services at any time during the Restricted Period is more than $20 million annually, then within eighteen (18) months after the earlier of (a) the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company and (b) the date such revenues exceed $20 million, Parent, Seller or their relevant Affiliate shall dispose of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company or shall otherwise cause the After-Acquired Business or the After-Acquired Company to comply with this Section 8.5.

(g)                        Each of Parent and Seller agrees, on behalf of itself and its Affiliates, that it will not use the Confidential Information, will not disclose the Confidential Information to any other Person and will protect the Confidential Information and Trade Secrets of the Acquired Companies using the same degree of care it uses to protect the confidentiality of its own information of like kind, except that Parent, Seller or their Affiliates may disclose Confidential Information or Trade Secrets of the Acquired Companies (i) to their agents and advisors who agree to be bound to keep the Confidential Information confidential in accordance with this Section 8.5(g), (ii) to the extent required to perform their obligations under this Agreement or any Ancillary Agreement, (iii) for the purpose of any Tax filings, any filings with or audits by Governmental Authorities or the preparation of any financial statements, or (iv) for the purpose of any defense of any indemnification claim made by any Buyer  pursuant to this Agreement or any Ancillary Agreement.  In the event that such Person is requested or required pursuant to a written or oral request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand, rule promulgated or imposed by any tribunal or by any judicial, regulatory or legislative body, organization (including stock exchange), commission or committee, or similar process (each, an “Information Request”) to disclose any Confidential Information, such Person will, the extent permissible and practicable, promptly notify Buyer of the request or requirement so that Buyer may seek an appropriate protective order (at its own cost and expense) or waive compliance with the provisions of this Section 8.2(g).  If, in the absence of a protective order or the receipt of a waiver hereunder, Parent, Seller or one of their Affiliates is compelled by a Requirement of Law, Governmental Order or Court Order to disclose any Confidential Information or Trade Secret, or if disclosure of any Confidential Information or Trade Secret is determined by counsel to be reasonably advisable in response to an Information Request or in light of any ongoing Proceeding or oversight by a Governmental Body, such Person may disclose the Confidential Information or Trade Secret without liability under this Agreement. The foregoing provisions shall not apply to any Confidential Information or Trade Secret that (A) is available to the public at the time of disclosure or becomes available to the public other than  due to the actions of Parent, Seller or their Affiliates in violation of this Section 8.5(g) or (B) becomes known to Parent, Seller or their Affiliates through disclosure by a source other than Buyer or its Affiliates who Parent, Seller or their applicable Affiliate does not know to be subject to a confidentiality agreement.

Section 8.6                                   Updates.  If Seller becomes aware prior to Closing of any event, fact or condition that constitutes a breach of any representation, warranty, covenant or agreement of Seller or would constitute a breach of any representation or warranty of Seller if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Seller will as promptly as reasonably practicable (but in no event later than two (2) Business Days) provide Buyer with a written description of such fact or condition.  No disclosure after the date hereof shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein; and determination of any liability for breach of representations or warranties either at signing or at Closing shall be made without reference to any supplements or notices and with reference only to the Disclosure Schedules as it stands on the date of this Agreement

Section 8.7                                   Litigation Support.  In the event and for so long as Buyer or an Acquired Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company, upon reasonable advance notice by Buyer, Seller will use its reasonable efforts to cooperate with Buyer and its counsel in a commercially reasonable manner in the contest or defense and provide such testimony of Parent’s and Seller’s employees and reasonable access to Parent’s and Seller’s employees, books and records as shall be reasonably requested by Buyer in connection with the contest or defense, all at the sole cost and expense of Buyer (except to the extent that Buyer and such Acquired Company are entitled to indemnification therefor under Article XI below).  Without limiting the generality of the foregoing, Seller and its Affiliates shall be entitled to recover all out-of-pocket expenses and a reasonable reimbursement of the internal time, cost and resources expended in connection with the cooperation required by this Section 8.7.

Section 8.8                                   Insurance; Risk of Loss.

(a)                         Except as otherwise expressly provided in this Section 8.8, as of the Closing, Buyer or its Affiliates shall have sole responsibility for obtaining insurance coverage for the Acquired Companies and their respective operations effective as of the Closing.  To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers or self-insurance regulators from another party hereto, the other party will promptly supply such information.

(b)                        With respect to claims, acts, omissions, events or circumstances occurring prior to the Closing Date that Buyer in good faith believes are covered by Parent’s or its Affiliates’ occurrence-based insurance policies (including general liability, automobile liability or workers’ compensation insurance policies) (collectively, the “Policies”), the Acquired Companies may make claims under such policies subject to the terms and conditions of such policies and this Agreement (“Insurance Claims”).  In addition, for a period of three years from the Closing Date, Seller shall cause Parent and its Affiliates to (i) renew the Claims Made Policies (with the same or different carriers, in Seller’s sole discretion), (ii) name each of the Acquired Companies as named insureds under the current Claims Made Policies and renewal Claims Made Policies for claims after Closing that arise from alleged acts that occurred prior to the Closing, and (iii) permit Buyer and the Acquired Companies to make such claims under the Claims Made Policies and such renewals, subject to the terms and conditions of such policies.  Any such claims filed under the Claims Made Policies or such renewals would also be considered an Insurance Claim.  To the extent that the deductibles under the general liability, automobile liability or workers’ compensation policies (the “Deductibles”) would reduce the amount received by Buyer from making Insurance Claims as contemplated under the preceding sentence, Seller shall (at no cost to Buyer) facilitate the administration and processing of such Insurance Claims in a manner that makes available to Buyer the benefit of Seller’s deductible policy so that such Insurance Claims are not so limited by the Deductibles.  In addition, Parent will process and pay all Deductibles with respect to Insurance Claims under the Policies, and reimbursement, if any, by Parent’s captive insurance carrier with respect to any such Insurance Claims shall be paid to Parent.  In connection with making any Insurance Claim, the Acquired Companies shall:

(i)                            notify Parent in writing and in reasonable detail of the nature and circumstances surrounding such Insurance Claim; and

(ii)                         exclusively bear (and none of Parent, Seller or any of their Affiliates shall have any obligation to repay or reimburse the Acquired Companies for) the amount of all uninsured, uncovered, unavailable or uncollectible amounts in respect of such Insurance Claim, except to the extent Buyer is entitled to be indemnified in connection with such Insurance Claim pursuant to this Agreement.

(c)                         Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Acquired Companies shall have any right after the Closing Date to make any Insurance Claim or seek coverage under any of Parent’s or its Affiliates’ insurance policies or programs after the three (3) year anniversary of the Closing Date.

(d)                        Parent and its Affiliates shall retain exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, transfer, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs; provided, however, that Seller shall ensure that Parent and its Affiliates do not take any action (including any amendment, settlement, release or buy-back) that legally limits Buyer’s ability to exercise its rights under this Agreement or the Policies (including its legal right to make claims under the Policies) or that treats claims made by Buyer or any Acquired Company differently in any material respect than claims made by Parent or any of its Affiliates, and neither Buyer nor the Acquired Companies shall, without the written consent of Parent, which consent may be withheld in the sole discretion of Parent, amend or modify the Policies.  Buyer and the Acquired Companies shall use commercially reasonable efforts to cooperate with Parent and its Affiliates and insurers and their legal counsel and share such information as is necessary in order to permit Parent and its Affiliates and insurers and their legal counsel to manage and conduct their insurance matters and any related litigation as Parent or its Affiliates or insurers or their legal counsel reasonably deem appropriate.  Buyer shall, and shall cause its Affiliates to, cooperate with Parent and its Affiliates and their counsel in a commercially reasonable manner in the contest or defense of any such Insurance Claim and provide such testimony of its and their employees and reasonable access to its and their employees, books and records as shall be reasonably requested by Parent or one of its Affiliates in connection with the contest or defense of any insurance matter or any related litigation.  Upon Buyer’s reasonable request, Seller shall and shall cause its Affiliates to use commercially reasonable efforts to assist Buyer in submitting and processing Insurance Claims to unaffiliated third-party insurance carriers under the Policies.

(e)                         Seller shall cause its insurers and insurance brokers to not send to any customer of an Acquired Company that has a Contract with such Acquired Company requiring it to provide advance notice of a change to such insurance any notice of change or cancellation in the insurance applicable to such customer until the required notice period under each such Contract has passed.  For the forty-five (45) day period following the Closing Date, Buyer shall, and shall cause the Acquired Companies to, maintain insurance coverage to cover all liabilities under such Contracts and that complies with the requirements of each Contract with a customer of an Acquired Company.  Prior to the Closing, Buyer shall provide evidence of such insurance reasonably satisfactory to Seller.  From and after the Closing for such forty-five (45) day period, Seller agrees to indemnify and hold harmless Buyer and its Affiliates from and against any Losses and Expenses incurred by Buyer or any of its Affiliates arising from a claim by a customer of an Acquired Company on account of a breach of a provision in such customer’s Contract with such Acquired Company requiring such Acquired Company to provide advance notice of changes to its insurance.

Section 8.9                                   Surety Bonds.  Seller shall and shall cause its Affiliates to keep in place their underlying indemnity and other related agreements related to all outstanding surety bonds that have been issued in connection with the operation of the Business as of the Closing Date (“Surety Bonds”) until the expiration of such bonds in accordance with their terms; provided, however, that for any Surety Bonds that expire prior to the twelve (12) month anniversary of the Closing Date, Seller shall, at Buyer’s option exercised by providing Seller with at least thirty (30) days’ written notice, extend (but not increase the amount of) such surety bond until such twelve (12) month anniversary.  Buyer and the Acquired Companies shall be required to replace under their surety facility any Surety Bond that they desire to increase, and in each such event Buyer and the Acquired Companies shall promptly return to Seller the original of such Surety Bond or provide Seller with a final consent letter that is reasonably acceptable to Seller from the customer with respect to such Surety Bond releasing Seller from its obligations thereunder.  Upon request by Seller, Buyer and the Acquired Companies shall return to Seller each original Surety Bond or provide Seller with final consent letter that is reasonably acceptable to Seller from the customer with respect to each Surety Bond ten (10) Business Days after the expiration date of such Surety Bond (as such expiration date may be extended pursuant to the first sentence of this Section 8.9).  From and after the Closing, Buyer agrees to (a) indemnify and hold harmless Seller and its Affiliates from and against any Losses and Expenses incurred by Seller or any of its Affiliates pursuant to any such indemnity or other agreement or any Surety Bond related to Buyer’s operation of the Business after the Closing and (b) promptly (and in any event, within two (2) Business Days after any payments made by Seller or its Affiliates) reimburse Seller for any payments of surety premiums with respect to such Surety Bonds made by Seller or its Affiliates.  Except as expressly provided in this Section 8.9, Buyer shall not extend, or increase the amount of, any Surety Bonds.  For any bid bond held by customers of the Acquired Companies, neither Buyer nor any Acquired Company shall seek a performance bond utilizing Seller’s surety program if a contract is awarded based on the bid secured by any such bid bond.

Section 8.10                            Co-Located Leased Property and Other Agreements.

(a)                         With respect to real property that is leased by an Affiliate of Parent (other than an Acquired Company) and utilized by an Acquired Company as of the date of this Agreement, each of which is set forth on Schedule 8.10(a), such Acquired Company shall continue to pay its pro rata share of the applicable monthly lease payment and any other triple net rent inputs in the ordinary course consistent with its practice prior to the Closing through December 31, 2011, shall continue to have the right to utilize the real property through December 31, 2011, and after such date, may terminate the foregoing sublease arrangement by providing at least ninety (90) days’ written notice to the applicable Affiliate of Parent (provided that Seller agrees that Buyer may deliver such notice of termination prior to December 31, 2011 so long as the arrangement described in this Section 8.10(a) continues through December 31, 2011).

(b)                        With respect to real property that is leased by an Acquired Company and utilized by an Affiliate of Parent (other than an Acquired Company) as of the date of this Agreement, each of which is set forth on Schedule 8.10(b), such Affiliate of Parent shall be permitted to continue utilizing such real property through December 31, 2012, shall continue to pay its pro rata share of the applicable monthly lease payment and any other triple net rent inputs in the ordinary course during the period it utilizes such real property, and after December 31, 2012, may terminate the foregoing sublease arrangement by providing at least ninety (90) days’ written notice to the applicable Acquired Company.  Seller and Buyer agree to use commercially reasonable efforts to assign such lease to Seller promptly after Closing.

(c)                         Within thirty (30) days following the Closing, Seller, on behalf of Parent and its Affiliates, and Buyer, on behalf of the Acquired Companies, shall negotiate in good faith, draft, and enter into, a written sublease for each of the leased real properties described in clauses

(a) and (b) of this Section 8.10, on the terms set forth in this Section 8.10 and otherwise on terms substantially similar to the terms under which the applicable parties are operating under the primary lease as of the date of this Agreement.

(d)                        Buyer shall cause the Acquired Companies to comply with their obligations under the leases for real property set forth on Schedule 8.10(d) pursuant to which Seller or one of its Affiliates is a guarantor or otherwise liable for the obligations thereunder (the “Guaranteed Leases”) at all times during which Seller or one of its Affiliates is a guarantor or otherwise liable for the obligations under such leases.  Buyer shall use its commercially reasonable efforts to cause the landlords under the Guaranteed Leases to release Seller or its applicable Affiliates (which commercially reasonable efforts shall not include the Buyer providing any collateral or the expenditure of any money by Buyer to the relevant landlords or other third parties) from their guarantees and all other obligations under the Guaranteed Leases, which shall include, if required by the relevant landlords, commercially reasonable efforts replacing the existing guarantees with guarantees by Buyer or one of its Affiliates.  From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any Losses and Expenses incurred by Seller or any of its Affiliates arising from or related to such Guaranteed Leases (unless such Loss or Expense relates to a matter for which Buyer is entitled to be indemnified under this Agreement).

Section 8.11                            Exclusivity.

(a)                         During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, Seller shall not, and shall cause its Affiliates (including the Acquired Companies) and its and their respective representatives to refrain from taking any action to, directly or indirectly, knowingly encourage or initiate, solicit or engage in discussions or negotiations with, or provide any confidential information to, any Person, other than Buyer (and its Affiliates and representatives), concerning any purchase of any capital stock or all or substantially all of the assets of any of the Acquired Companies or any merger, recapitalization, reorganization, consolidation, share exchange, business combination or similar transaction involving any of the Acquired Companies.

(b)                        Immediately following the execution of this Agreement, Seller shall, and shall cause each of its Affiliates (including the Acquired Companies), and shall direct each of its and their respective representatives to terminate any existing discussions or negotiations with any Persons, other than Buyer (and its Affiliates and representatives), concerning any purchase of any capital stock or all or substantially all of the assets of any of the Acquired Companies or any merger, recapitalization, reorganization, consolidation, share exchange, business combination or similar transaction involving any of the Acquired Companies.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable Requirements of Law), be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 9.1                                   No Misrepresentation or Breach of Covenants and Warranties.

(a)                         The covenants and agreements herein to be complied with by Seller at or before the Closing shall have been complied with in all material respects, other than breaches which have been remedied or cured and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller; and

(b)                        Each of the representations and warranties of Seller contained in this Agreement (without giving effect to qualifications referring to “Material Adverse Effect”, “material” or “materiality”) shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct as of such date, except where all failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

Section 9.2                                   No Restraint.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Requirements of Law or Governmental Order (whether temporary, preliminary or permanent) and no Proceeding shall have been initiated seeking a Court Order or Government Order, in either case, that has the effect of making the transactions contemplated by this Agreement illegal or that seeks to restrain or prohibit the consummation of such transactions.

Section 9.3                                   Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

Section 9.4                                   No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 9.5                                   Closing Deliveries.  All of the documents and instruments required to be delivered pursuant to Section 4.4(c) shall have been delivered to Buyer.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller (to the extent permissible under applicable Requirements of Law), be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 10.1                            No Misrepresentation or Breach of Covenants and Warranties.  The covenants and agreements herein to be complied with by Buyer at or before the Closing shall have been complied with in all material respects, other than breaches which have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement (without giving effect to qualifications referring to “material” or “materiality”) shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct as of such date, except where the failures of such representations to be true and correct, individually or in the aggregate, would not have a material adverse effect on Buyer; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

Section 10.2                            No Restraint.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Requirements of Law or Governmental Order (whether temporary, preliminary or permanent) and no Proceeding shall have been initiated seeking a Court Order or Government Order, in either case, that has the effect of making the transactions contemplated by this Agreement illegal or that seeks to restrain or prohibit the consummation of such transactions.

Section 10.3                            Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

Section 10.4                            Closing Deliveries.  The Closing Purchase Price shall have been delivered pursuant to Section 4.3(a).

Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE XI

INDEMNIFICATION

Section 11.1                            Indemnification by Seller.

(a)                         From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such

Buyer Group Member in connection with or arising from:

(i)                            any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or the certificate delivered by or on behalf of Seller pursuant to Section 9.1; and

(ii)                         any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement;

provided, however, that Seller shall be required to indemnify and hold harmless under Section 11.1(a)(i) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(x)                          the aggregate amount of Loss and Expense suffered by Buyer Group Members related to a claim, together with any other related or substantially similar claims and claims arising from the same breach, exceeds $10,000 (it being understood that such $10,000 shall be a deductible for which Seller shall bear no indemnification responsibility);

(y)                        the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds 1% of the Final Purchase Price (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility); and

(z)                          the aggregate amount required to be paid by Seller pursuant to Section 11.1(a)(i) does not exceed 15% of the Final Purchase Price.

Notwithstanding anything to the contrary contained in this Agreement, (A) the limitations contained in clauses (x), (y) and (z) shall not apply to any Loss or Expense incurred by any Buyer Group Member in connection with or arising from any breach of any representation or warranty in Sections 5.1 (Organization), 5.2 (Organization; Power and Authority of the Acquired Companies), 5.3 (Capital Structure), 5.4 (Subsidiaries and Investments), 5.5(a) (Authority of Seller), 5.8 (Taxes) and 5.21 (No Brokers) and the first sentence of Section 5.13 (Title to Tangible Property) and (B) in no event shall the aggregate amount required to be paid by Seller pursuant to Section 11.1(a)(i) and Section 11.1(b) exceed the Final Purchase Price.

(b)                        Seller shall indemnify and hold all Buyer Group Members harmless, and shall reimburse all Buyer Group Members for all Losses and Expenses sustained or incurred by any of them in connection with any Designated Pre-Closing Liabilities.  Seller shall control, defend against, negotiate, settle or otherwise deal with any Proceeding with respect any Designated Pre-Closing Liability.  Buyer shall, and shall cause its Affiliates, to cooperate with Seller and its counsel in a commercially reasonable manner in the contest or defense of any Proceeding with respect to any Designated Pre-Closing Liability and provide such testimony of its and their employees and reasonable access to its and their employees, books and records as shall be reasonably requested by Seller in connection with the contest or defense of a Proceeding with respect to a Designated Pre-Closing Liability.

(c)                         The indemnification provided for in Section 11.1(a) shall terminate one (1) year after the Closing Date except as otherwise set forth below (and no claims shall be made by any Buyer Group Member under Section 11.1(a) after the applicable termination date):

(i)                            the representations and warranties of Seller set forth in Sections 5.1 (Organization), 5.2 (Organization; Power and Authority of the Acquired Companies), 5.3 (Capital Structure), 5.4 (Subsidiaries and Investments), 5.5(a) (Authority of Seller) and 5.21 (No Brokers), which shall survive indefinitely

(ii)                         the representations and warranties of Seller set forth in Section 5.8 (Taxes), which shall survive until thirty (30) days following the expiration of the applicable statute of limitations applicable to the underlying claim (including any extensions, if applicable);

(iii)                      the representations and warranties of Seller set forth in Section 5.18 (Environmental Matters), which shall survive for three (3) years from the Closing Date;

(iv)                     the covenants of Seller (other than those set forth in Sections 8.1 (Tax Matters)) that solely contemplate performance thereof prior to the Closing Date shall survive for six (6) months from the Closing Date;

(v)                        the covenants of Seller set forth in Sections 8.1 (Tax Matters), which shall survive until thirty (30) days following the expiration of the relevant statutory period of limitations applicable to the underlying claim (including any extensions, if applicable);

(vi)                     all other covenants of Seller, which shall survive until expiring in accordance with their respective terms, except that the covenant of Seller set forth in Section 11.1(b) shall survive for three (3) years from the Closing Date;

(vii)                  (vii)                 the representations and warranties of Seller set forth in Section 5.12(h), which shall survive until the Trademark License Agreement terminates in accordance with its terms; and

(viii)               any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(c), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.2                            Indemnification by Buyer.

(a)                         From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)                            any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 10.1;

(ii)                         any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement;

(iii)                      any claim by a third-Person against such Seller Group Member to the extent it arises from Buyer’s or the Acquired Companies’ operation of the Business after the Closing Date (but not to the extent it arises from the operation of the Business on or prior to Closing Date); provided, however, that in the case of this Section 11.2(a)(iii), Buyer will not be required to indemnify Seller against, or hold Seller harmless from, any such Loss, Expense or claim that constitutes, or arises from, (A) a breach by Seller of any of its representations, warranties or covenants, (B) any Designated Pre-Closing Liability or any other obligation of Seller or its Affiliates under this Agreement or any other agreement executed in connection herewith or (C) any action taken by Seller or its Affiliates after the Closing.  Buyer shall have the right to assume the defense of any such third party claim pursuant to Section 11.5(b).

(b)                        The indemnification provided for in Section 11.2(a) shall terminate one (1) year after the Closing Date except as otherwise set forth below (and no claims shall be made by any Seller Group Member under Section 11.2(a) after the applicable termination date):

(i)                            the representations and warranties of Buyer set forth in Section 6.1 (Organization of Buyer), which shall survive indefinitely;

(ii)                         the representations and warranties of Buyer set forth in Section 6.6 (No Brokers), which shall survive until the expiration of the applicable statute of limitations;

(iii)                      the covenants of Buyer (other than those set forth in Section 8.1 (Tax Matters)) that solely contemplate performance thereof prior to the Closing Date shall survive for six (6) months from the Closing Date;

(iv)                     the covenants of Buyer set forth in Section 8.1 (Tax Matters), which shall survive until thirty (30) days following the expiration of the relevant statutory period of limitations applicable to the underlying claim (including any extensions, if applicable);

(v)                        all other covenants of Buyer, which shall survive until expiring in accordance with their respective terms; and

(vi)                     any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b)  as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.3                            Notice of Claims.  Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give written notice (a “Claim Notice”) promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.  Any failure on the part of an Indemnified Party to so notify an Indemnitor shall not limit any of the obligations of the Indemnitor under this Article XI (except to the extent that such failure materially prejudices the Indemnitor).

Section 11.4                            Determination of Amount.

(a)                         In calculating any Loss or Expense there shall be deducted (net of reasonable direct out-of-pocket costs of collection) (i) any insurance recovery in respect thereof net of any applicable deductible (and no right of subrogation shall accrue hereunder to any insurer) and (ii) any recoveries paid to the Indemnified Party or its Affiliates under any contract, lease, license, obligation or other agreement or undertaking in connection with the facts giving rise to the right of indemnification.  Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article XI, any such indemnification payment shall be treated as an adjustment to the Final Purchase Price for all Tax purposes.

(b)                        For purposes of calculating Losses (but not determining whether a breach has occurred), qualifications referring to “Material Adverse Effect” or materiality contained in the representations and warranties shall be ignored.

(c)                         After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 11.5                            Third-Person Claims.

(a)                         Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third-Person claim within fifteen (15) days after receipt by such Indemnified Party of written notice of the third-Person claim.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third-Person claim.  Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third-Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within ten (10) Business Days after receipt thereof and shall deliver to the Indemnitor within ten (10) Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third-Person claim.  The failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and describe in reasonable detail, the facts giving rise to an alleged basis for the claim and the amount of the liability (if known) asserted against the Indemnitor by reason of the claim.  Buyer shall be permitted to amend its claim at any time and from time to time, prior to the termination date of the applicable representation, warranty or covenant.

(b)                        The Indemnitor shall have the right after the receipt of notice, at its option and at its own expense, to be represented by counsel reasonably satisfactory to the Indemnified Party and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder, provided that (i) such proceeding, claim or demand involves only money damages and does not seek an injunction or other equitable relief that would materially impact the operations or business activities of the Acquired Companies, (ii) such proceeding, claim or demand does not  relate to any criminal matter, (iii) the Indemnitor conducts the defense of the third-Person claim actively and diligently and (iv) the settlement of, or an adverse judgment with respect to, the third-Person claim is not reasonably likely to establish a precedential custom or practice that is or would constitute a Buyer Material Adverse Effect.  In the event the Indemnified Party assumes the defense pursuant to clause (iv) of the immediately preceding sentence, to the extent the related Loss or Expense of the Indemnified Party is an indemnifiable Loss or Expense, the Indemnitor shall pay and satisfy all of such Losses and Expenses.  Upon Buyer’s request, the Indemnitor will apprise the Indemnified Party of any material development, including a settlement offer, with respect to the third-Person claim.  So long as the Indemnitor is conducting the defense of the third-Person claim in accordance with this Section 11.5(b) (and all conditions thereunder remain satisfied), the Indemnitor will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnitor regarding the third-Person claim provided, however, that the Indemnified Party may participate in (but not control) any proceeding with respect to such third-Person claim with counsel of its choice and at its expense.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  The Indemnified Party shall make available to the

Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnitor in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  To the extent the Indemnitor is not permitted to, or otherwise elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.5 to pay for only one (1) firm of counsel for all Indemnified Parties plus one (1) additional local counsel firm.  Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned.  If the Indemnified Party shall refuse to consent to the Indemnitor’s settlement of any third-Person claim, so long as only money damages are involved and there is no admission of liability or wrongdoing with respect to the Indemnified Party, the liability of the Indemnitor in respect of such third-Person claim shall not exceed the amount for which the third-Person claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with such proposed settlement of such third-Person claim.  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within thirty (30) days after the date of such notice.

(c)                         To the extent of any inconsistency between this Section 11.5 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.6                            Limitations.

(a)                         In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter for which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b)                        Seller shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 11.1(a) to the extent the matter in question was taken into account in the computation of the Final Purchase Price (including by means of any reserve set forth in the Closing Date Balance Sheet with respect to such matter).

(c)                         In the event that Seller is conducting any defense against a third-Person claim for which a Buyer Group Member has sought indemnification pursuant to Section 11.1(a), expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 11.1(a)

(d)                        Notwithstanding anything to the contrary contained in this Agreement, except to the extent paid to a third-Person, in no event shall any party be liable for any exemplary, punitive, opportunity cost or speculative damages, or consequential damages or diminution of value damages that are not reasonably foreseeable, whether arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages.

(e)                         Except for fraud, remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Membership Interests or the Transferred Partnership Interest contemplated hereby.  Notwithstanding anything to the contrary contained in this Agreement, except in the event of fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Seller, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.7                            Mitigation.  Each of the parties agrees to take commercially reasonable steps to mitigate its Losses and Expenses upon and after an officer of such party becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

Section 11.8                            Setoff.  Subject to the other provisions of this Article XI, each of Buyer and Seller shall have the right to withhold and deduct any sum it may owe to a Seller Group Member or a Buyer Group Member, as applicable, under this Article XI as determined by a final non-appealable court order from any amount otherwise payable under this Agreement.

Section 11.9                            Release of Acquired Companies.

(a)                         Effective upon the Closing, and except for (i) claims made or matters covered pursuant to this Agreement or any Seller Ancillary Agreement and (ii) any trade payables or similar intercompany liabilities reflected as a current liability on the final Closing Date Balance Sheet, provided, that such trade payables and similar intercompany liabilities shall not exceed four hundred thousand ($400,000) in the aggregate, Seller on behalf of itself and its Affiliates hereby irrevocably waives, releases and discharges forever the Acquired Companies and each of their respective directors, officers, employees, members, managers, successors and assigns from any and all liabilities or claims arising prior to the Closing Date and Seller hereby covenants and agrees that it and its Affiliates will not seek to recover any amounts in connection therewith or thereunder from any Acquired Company or any of its respective directors, officers, employees, members, managers, successors or assigns.  Notwithstanding anything to the contrary contained in this Agreement, to the extent such liability first arises from actions or occurrences on or after the Closing Date, Seller on behalf of itself and its Affiliates does not waive, release or discharge the Acquired Companies and each of their respective directors, officers, employees, members, managers, successors and assigns, including any claim for indemnification pursuant to Article XI.

(b)                        Effective upon the Closing, and except for (i) claims made or matters covered pursuant to this Agreement or any Buyer Ancillary Agreement and (ii) items reflected as an asset on the Balance Sheet or the final Closing Date Balance Sheet, each of the Acquired Companies and Buyer on behalf of itself and its Affiliates hereby irrevocably waives, releases and discharges forever the Seller and its Affiliates and each of their respective directors, officers, employees, members, managers, successors and assigns from any and all liabilities or claims arising prior to the Closing Date and Buyer hereby covenants and agrees that it and its Affiliates will not seek to recover any amounts in connection therewith or thereunder from Seller or any of its Affiliates or any of their respective directors, officers, employees, members, managers, successors or assigns.  Notwithstanding anything to the contrary contained in this Agreement, to the extent such liability first arises from actions or occurrences on or after the Closing Date, Buyer on behalf of itself and its Affiliates does not waive, release or discharge Seller and its Affiliates and each of their respective directors, officers, employees, members, managers, successors and assigns, including any claim for indemnification pursuant to Article XI.

ARTICLE XII

TERMINATION

Section 12.1                            Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)                         by the mutual consent of Buyer and Seller;

(b)                        by Buyer in the event of any breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein which would result in a Material Adverse Effect and the failure of Seller to cure such breach prior to the Termination Date, as such date may be extended pursuant to Section 12.1(e);

(c)                         by Seller in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein which would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and the failure of Buyer to cure such breach within thirty (30) days after receipt of notice from Seller requesting such breach to be cured;

(d)                        by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(e)                         by Buyer or Seller if the Closing shall not have occurred on or before the date which is sixty (60) days after the date of this Agreement (or such later date as may be agreed in writing to by Buyer and Seller) (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Section 12.2                            Notice of Termination.  Any party terminating this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

Section 12.3                            Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this Article XII: (a) Buyer shall promptly return to Seller all documents and other materials received from Seller, the Acquired Companies and their respective Affiliates or representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the date of this Agreement; (b) the Confidentiality Agreement and the obligations contained therein shall survive as set forth therein; and (c) all further obligations of the parties under this Agreement (other than Sections 13.2, 13.3, 13.7, 13.8, 13.10 and 13.12) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its fraud or willful breach of this Agreement.

Section 12.4                            Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the closing of the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1                            Survival of Representations and Warranties.  Each representation and warranty contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representation or warranty pursuant to Article XI (at which time such representation or warranty shall terminate).

Section 13.2         Governing Law; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.  Except as provided in Section 12.4, all actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court sitting in Wilmington, Delaware.  Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any Delaware Chancery Court located in Wilmington, Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(b)     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION 13.2(b).

Section 13.3         No Public Announcement.  Subject to the first proviso below, the Parties shall work together in good faith to mutually agree on a press release related to the transactions contemplated hereby to be issued at Closing.  Neither Buyer nor Seller shall, without the approval of the other, make any other press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by a Requirement of Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange; and provided, further, that Buyer will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (i) to its and its Affiliates’ authorized representatives and employees, (ii) following the Closing, to its and its Affiliates’ investors in connection with summary information about their financial condition, (iii) to any of its Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom they disclose such information in the ordinary course of business, and (iv) following the Closing, to any bona fide prospective purchaser of the equity or assets of Buyer or its Affiliates, provided that in the case of disclosures made pursuant to clauses (i) through (iv), the recipient is informed of the confidential nature of such information.

Section 13.4         Notices.  All notices, consents, waivers or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when received by facsimile, email, registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized private overnight courier addressed as follows:

If to Buyer, to:

c/o Aurora Resurgence Management Partners LLC
10877 Wilshire Boulevard, 21st Floor
Los Angeles, California 90024
Attention:	General Counsel
Facsimile:	(310) 208-8952
Email:	xxxxxx@auroracap.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street, Suite 4700
Chicago, Illinois 60606
Attention:	Brooks B. Gruemmer
Facsimile:	(312) 984-7700
Email:	xxxxxx@mwe.com

If to Seller, to:
c/o The ServiceMaster Company
860 Ridge Lake Blvd.
Memphis, Tennessee 38120
Attention:	General Counsel
Facsimile:	(901) 597-8025
Email:	xxxxxx@servicemaster.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Brian J. Fahrney
Facsimile: (312) 853-7036
Email: xxxxxx@sidley.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.5         Assignment; No Third Party Beneficiaries.  This Agreement (and the rights and obligations of either party under this Agreement) shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, that Buyer may assign, without the consent of Seller, all or any portion of its rights under this Agreement to (a) any Affiliate of Buyer, and, prior to Closing, any other entity controlled by Aurora Resurgence Management Partners LLC or funds managed by it, provided that such assignment shall not affect the obligations of the Guarantors under the Guarantee, (b) to a lender of Buyer or any Acquired Company as collateral security for borrowing, at any time whether prior to or following the Closing Date or (c) any purchaser of Buyer or its subsidiaries or any of Buyer’s or its subsidiaries’ material assets, provided that, in the case of clause (c) or in the case of an assignment pursuant to clause (a) occurring after the Closing, no such assignment shall relieve Buyer of its obligations hereunder.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns.  Except as set forth in Sections 11.1 and 11.2, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

Section 13.6         Access to Records after Closing.

(a)     For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by Seller in connection with its obligations pursuant to the requirements of any Governmental Body, or which relates to performing its obligations under this Agreement.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a).  If Buyer or the Acquired Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)     For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Acquired Companies which Seller may retain after the Closing Date.  Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b).  If Seller shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 13.7         Entire Agreement; Amendments.  This Agreement and the Schedules referred to herein, the Buyer Ancillary Agreements, the Seller Ancillary Agreements, the Guarantee and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

Section 13.8         Interpretation.  Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to other sections in this Agreement to the extent that the relevance of such fact or item to such other section or sections is reasonably apparent from the face of such disclosure.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 13.9         Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof as provided in this Section 13.9.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.10       Expenses.  Except as otherwise expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors, whether or not the Closing shall have occurred; provided, however, that in the event of an action at law or suit in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

Section 13.11       Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law,

but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.12       Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including email or facsimile) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.13       Further Assurances.  On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Membership Interests and the Transferred Partnership Interest to Buyer in accordance with the terms of this Agreement.  If the SVM Lender Releases have not been delivered at or prior to Closing then Seller shall cause them to be executed and delivered promptly after Closing.

Section 13.14       Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 13.15       Disclaimer of Warranties.

(a)     In connection with Buyer’s investigation of the Acquired Companies, Buyer has received certain estimates, projections, forecasts, plans, budgets and similar forward-looking statements, materials and information regarding or relating to the future operating and financial performance of the Acquired Companies.  Buyer hereby acknowledges and agrees that there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, that Buyer is familiar with such uncertainties, and that, absent fraud, Buyer is taking full responsibility for making its own evaluation of all estimates, projections, forecasts, plans, budgets and similar forward-looking statements, materials and information provided to it regarding the Acquired Companies.  Buyer acknowledges and agrees that no representation or warranty is being made by or on behalf of Seller with respect to such forward-looking information, the future operating or financial performance of the Acquired Companies, and the underlying assumptions thereof.

(b)     EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE MEMBERSHIP INTERESTS (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED.  EXCEPT AS PROVIDED IN THIS

AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR OR OTHER PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

(c)     Buyer acknowledges that except as provided in this Agreement, none of Seller or any of its Affiliates, representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller, its Affiliates or their representatives to Buyer or any other information which is not expressly set forth in this Agreement or the Schedules hereto, and, absent fraud, none of Seller or any of its Affiliates, representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.  Absent fraud, Buyer acknowledges and agrees that it is not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.

Section 13.16       Time of the Essence.  Time shall be of the essence with respect to the performance of each of Buyer’s and Seller’s obligations hereunder to be performed through the Closing.

Section 13.17       Parent Guarantee.  From and after the closing of any sale or disposition by Parent to a third Person of (a) a majority of the outstanding equity securities of Seller (by merger, sale of membership interests, recapitalization or otherwise), or (b) all or substantially all of the assets and business of Seller, Parent shall, without further action by Buyer, Parent or Seller, fully and unconditionally guarantee the punctual performance, when due, of Seller’s obligations under Articles VIII and XI of this Agreement (the “Parent Guarantee”).  In no event shall such Parent Guarantee be construed as expanding the scope of any obligation of Seller hereunder.  Parent expressly reserves and may assert, and does not waive, any defense of Seller under the Purchase Agreement.  The Parent Guarantee shall terminate upon the three (3) year anniversary of the Closing, and thereafter shall be of no further force and effect, except in respect of any Losses or Expenses relating to an indemnification claim for which a Buyer Group Member has validly given to Seller and Parent a Claim Notice under Section 11.1(a) with respect to such indemnification claim on or prior to the date such indemnification right would otherwise expire in accordance with Section 11.1(c), as to which the obligation of Parent shall continue solely with respect to the specific matters in such Claim Notice until liability shall have been determined pursuant to Article XI, and Parent shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in each case solely in accordance with Article XI.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

COMMERCIAL FINANCE SERVICES 110-A, LLC

By:	/s/ Timothy J. Hart
Name: Timothy J. Hart
Title: Vice President, General Counsel and Secretary

TRUGREEN COMPANIES L.L.C.
By: ServiceMaster Consumer Services Limited Partnership, its manager By: ServiceMaster Consumer Services, Inc., its general partner

By:	/s/ Mark W. Peterson
Name: Mark W. Peterson
Title: Senior Vice President & Treasurer

The undersigned hereby executes this Agreement solely for purposes of agreeing to comply with its obligations under Section 8.5 and Section 13.17.

THE SERVICEMASTER COMPANY

By:	/s/ Mark W. Peterson
Name: Mark W. Peterson
Title: Senior Vice President & Treasurer

Signature Page to Purchase Agreement